Exhibit 10.1
EXECUTION COPY

SECOND AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT
Dated as of June 18, 2010
Between:
THE ROYAL BANK OF SCOTLAND PLC, as Buyer,
and
PHH MORTGAGE CORPORATION, as Seller

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TABLE OF CONTENTS
(Continued)
SCHEDULES

SCHEDULE 1-A	Representations and Warranties re: Loans
SCHEDULE 1-B	Representations and Warranties re: Fannie Mae Loans
SCHEDULE 1-C	Representations and Warranties re: Freddie Mac Loans
SCHEDULE 2	Filing Jurisdictions and Offices
SCHEDULE 3	Relevant States
SCHEDULE 4	Subsidiaries
SCHEDULE 5	Litigation
SCHEDULE 6	Approved Providers
EXHIBITS

EXHIBIT A	Forms of Certification
EXHIBIT B	Reserved
EXHIBIT C	Form of Opinion of Counsel to Seller
EXHIBIT D	Form of Transaction Notice
EXHIBIT E	PHH Mortgage Guidelines
EXHIBIT F	Required Fields for Servicing Transmission
EXHIBIT G	Required Fields for Asset Schedule

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TABLE OF CONTENTS
(Continued)

Page
EXHIBIT H	Form of Confidentiality Agreement
EXHIBIT I	Form of Instruction Letter
EXHIBIT J	Reserved
EXHIBIT K	Form of Security Release Certification
EXHIBIT L	Form of Participation Certificate
EXHIBIT M	Form of Correspondent Seller Release
EXHIBIT N	Form of Trade Assignment
EXHIBIT O	Permitted Affiliate Agreements
EXHIBIT P	Closing Instruction Letter
EXHIBIT Q	Takeout Investors

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     SECOND AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT, dated as of June 18, 2010 and effective as of the Restatement Effective Date, between PHH Mortgage Corporation, a New Jersey corporation, as seller (“Seller”), and The Royal Bank of Scotland plc, as buyer (“Buyer”, which term shall include any “Principal” as defined and provided for in Annex I), or as agent pursuant hereto (“Agent”).
1. APPLICABILITY
     Buyer and Seller entered into (i) that certain Amended and Restated Master Repurchase Agreement, dated as of June 26, 2008 (as amended, supplemented or otherwise modified prior to the date hereof, the “Original Repurchase Agreement”), which prescribes the manner of sale of Eligible Loans and the method and manner by which Seller will repurchase such Loans and contemporaneously therewith entered into the Program Documents (as such term is defined in such Agreement) and (ii) that certain Mortgage Loan Purchase and Sale Agreement by and among Greenwich Capital Financial Products, Inc., Buyer and Seller, dated as of April 15, 2008 (as amended, supplemented or otherwise modified prior to the date hereof, the “Original Gestation Agreement” and, together with the Original Repurchase Agreement, the “Original Agreements”) which prescribes the manner of sale of Participation Certificates representing certain Mortgage Loans eligible in the aggregate to back certain Securities (as subsequently set forth in the related Trade Assignment).
     Buyer and Seller desire to combine and further amend and restate the Original Agreements in their entirety and contemporaneously therewith enter into or reaffirm the Program Documents (as such term is defined in this Agreement), as applicable.
     Buyer shall, from time to time, upon the terms and conditions set forth herein, agree to enter into transactions in which Seller transfers to Buyer Eligible Loans or 100% beneficial interests in Eligible Loans evidenced by Eligible Participation Certificates, which are then exchanged for Eligible Securities, against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller Purchased Assets at a date certain, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement.
2. DEFINITIONS AND ACCOUNTING MATTERS
(a)	Defined Terms. As used herein, the following terms have the following meanings (all terms defined in this Section 2 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):
     “Accepted Servicing Practices” shall mean with respect to any Loan, those accepted and prudent mortgage servicing practices (including collection procedures) of prudent mortgage lending institutions which service mortgage loans of the same type as the Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with the requirements of the Agency Guidelines, applicable law, FHA Regulations and VA Regulations and the requirements of any private mortgage insurer so that the FHA Mortgage Insurance, VA guarantee or any other applicable insurance or guarantee in respect of any Loan is not voided or reduced, as applicable, and in a manner at least equal in quality to the servicing Seller or Seller’s designee provides to mortgage loans which they own in their own portfolio.
     “Additional Collateral Mortgage Loan” shall mean a Mortgage Loan secured by real property of the applicable borrower and by the pledge of certain securities in a securities account of the borrower or parent of the borrower.
     “Additional Purchased Asset” shall have the meaning specified in Section 6(a).
     “Adjustable Rate Loan” shall mean a Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.
     “Adjustment Date” shall mean with respect to each Adjustable Rate Loan, the date set forth in the related Note on which the Mortgage Interest Rate on the Loan is adjusted in accordance with the terms of the Note.
     “Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person, and which shall include any Subsidiary of such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote more than 50% of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
     “Agency” shall mean Freddie Mac, Fannie Mae, Ginnie Mae, FHA or VA, as applicable.
     “Agency Audit” shall mean any Agency and HUD audits, examinations, evaluations, monitoring reviews and reports of origination and servicing operations (including those prepared on a contract basis for any such Agency).
     “Agency Eligible Loan” shall mean a Loan that is originated in Strict Compliance with the Agency Guidelines and the eligibility requirements specified for the applicable Agency Program, and is either (i) eligible for sale to, or securitization by, Fannie Mae, Freddie Mac or Ginnie Mae or (ii) is an FHA Loan or a VA Loan.
     “Agency Guidelines” shall mean the Ginnie Mae Guide, Fannie Mae Guide, Freddie Mac Guide, FHA Regulations and/or the VA Regulations, as the context may require, in each case as such guidelines have been or may be amended, supplemented or otherwise modified from time to time by Ginnie Mae, Fannie Mae, Freddie Mac, FHA or VA, as applicable, and as specifically modified for Seller.
     “Agency Program” shall mean the Ginnie Mae Program, the Fannie Mae Program and/or the Freddie Mac Program, as the context may require.

     “Agency Takeout Loan” shall mean a Loan that is an Agency Eligible Loan (other than an Early Purchase Program Loan) and is subject to a Takeout Commitment of the kind described in clause (a) of the definition of “Takeout Commitment.”
     “Agent” shall have the meaning set forth in the preamble to this Agreement.
     “Agreement” shall mean this Second Amended and Restated Master Repurchase Agreement (including all exhibits, schedules and other addenda hereto or thereto), as supplemented by the Pricing Side Letter, as it may be amended, further supplemented or otherwise modified from time to time in accordance with the terms hereof.
     “ALTA” shall mean the American Land Title Association.
     “AM Funded Wet Loan” shall have the meaning assigned to such term in the Disbursement Agent Agreement.
     “Applicable Custodial Agreement” shall mean (i) with respect to any Early Purchase Program Loan, the Custodial Agreement identified in clause (i) of the definition of “Custodial Agreement” herein, and (ii) with respect to any other Loan, the Custodial Agreement identified in clause (ii) of the definition of “Custodial Agreement” herein.
     “Applicable FNMA Confirmation” shall mean a “Confirmation” as such term is defined in the applicable Tri-Party Agreement.
     “Applicable Margin” shall have the meaning set forth in the Pricing Side Letter.
     “Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Loan as the value of the Mortgaged Property (or the related Cooperative Unit in the case of a Cooperative Loan).
     “Approvals” shall mean, with respect to Seller, the approvals obtained by the applicable Agency in designation of Seller as a Ginnie Mae approved issuer, a Ginnie Mae approved servicer, an FHA-approved mortgagee, a VA-approved lender, a Fannie Mae approved lender or a Freddie Mac approved Seller/Servicer, as applicable, in good standing.
     “Approved Provider” means each of the mortgage loan originating institutions listed on Schedule 6 attached hereto, as such Schedule 6 is amended, amended and restated, supplemented or otherwise modified with the prior written consent of Buyer.
     “Approved Title Insurance Company” shall mean a title insurance company that has not been disapproved by Buyer in its reasonable discretion in a written notice to the Custodian by Buyer.
     “Asset” shall mean a Loan or 100% beneficial interest in a Loan that is a Related Loan, a Participation Certificate, or Security, as the context may require.
     “Asset Securitization Subsidiary” shall mean (i) any Subsidiary of Seller or Guarantor engaged solely in the business of effecting asset securitization transactions and activities incidental thereto or (ii) any Subsidiary of Seller or Guarantor whose primary purpose is to hold title or ownership interests in vehicles, equipment, leases, mortgages, relocation assets, financial assets and related assets under management.
     “Asset Schedule” shall mean the list of Purchased Assets or Assets proposed to be purchased by Buyer that will be delivered in hard copy or electronic format to Buyer and shall incorporate the fields identified on Exhibit G and any other information required by Buyer and any other additional information to be provided pursuant to the Applicable Custodial Agreement.
     “Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Buyer.
     “Attorney Bailee Letter” shall have the meaning assigned to the term “Bailee Letter” in the Applicable Custodial Agreement.
     “Bankruptcy Code” shall mean Title 11 of the United States Code, Section 101 et seq., as amended from time to time.
     “Best’s” shall mean Best’s Key Rating Guide, as the same shall be amended from time to time.
     “Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, the Custodian’s offices, banking and savings and loan institutions in the State of New York or Connecticut, the City of New York or the city or state in which the Custodian’s offices are located are closed, or (iii) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted.
     “Cash Equivalents” shall mean (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or, (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.
     “Change of Control” shall mean (i) the acquisition by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the Restatement Effective Date), directly or indirectly, beneficially or of record, of ownership or control of in excess of 50% of the voting common stock of the Seller on a fully diluted basis at any time or (ii) if at any time, individuals who at the Restatement Effective Date constituted the Board of Directors of the Seller (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Seller, as the case may be, was approved by a vote of the majority of the directors then still in office who were either directors at the Restatement Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Seller then in office.
     “Closing Instruction Letter” shall mean, with respect to any Wet Loan that becomes subject to a Transaction before the end of the applicable Rescission period, the instruction letter provided to the Settlement Agent substantially in the form attached hereto as Exhibit P.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     “Collection Account” shall mean the following account established by Seller in accordance with Section 13(ii) for the benefit of Buyer, “The Royal Bank of Scotland plc P&I account Account #896911”.
     “Collection Account Control Agreement” shall mean the Second Amended and Restated Collection Account Control Agreement, dated as of June 26, 2008, among Buyer, Seller and The Bank of New York Mellon, entered into with respect to the Collection Account, as the same may be amended, supplemented, acknowledged or otherwise modified from time to time in accordance with the terms thereof.
     “Combined Loan to Value Ratio” or “CLTV” shall mean (x) with respect to any Eligible Loan, the ratio expressed as a percentage of (i) if the loan transaction is a purchase money transaction (a) that includes an appraisal, the initial principal amount plus the amount of any other loan which is secured by a lien on the related Mortgaged Property, divided by the lesser of the Appraised Value or the purchase price of the Mortgaged Property, or (b) if such transaction does not include an appraisal, the initial principal amount plus the amount of any other loan which is secured by a lien on the related Mortgaged Property, divided by the purchase price of the Mortgaged Property; and (ii) if the loan transaction is a refinance that includes an appraisal, the initial principal amount plus the amount of any other loan which is secured by a lien on the related Mortgaged Property, divided by the Appraised Value.
     “Committed Amount” shall mean $800,000,000.
     “Confirmation” shall have the meaning assigned thereto in Section 3(a).

     “Consolidated Net Income” shall mean, for any period for which such amount is being determined, the net income (loss) of the Seller or the Guarantor and its Consolidated Subsidiaries during such period determined on a consolidated basis for such period taken as a single accounting period in accordance with GAAP, provided that there shall be excluded (i) income (or loss) of any Person (other than a Consolidated Subsidiary) in which the Seller or the Guarantor or any of its Consolidated Subsidiaries has an equity investment or comparable interest, except to the extent of the amount of dividends or other distributions actually paid to the Seller or the Guarantor or its Consolidated Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Consolidated Subsidiary or is merged into or consolidated with the Seller or the Guarantor or any of its Consolidated Subsidiaries or the Person’s assets are acquired by the Seller or the Guarantor or any of its Consolidated Subsidiaries, (iii) the income of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Consolidated Subsidiary of the income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Consolidated Subsidiary, (iv) any extraordinary after tax gains and (v) any extraordinary pretax losses but only to the extent attributable to a write down of financing costs relating to any existing and future indebtedness.
     “Consolidated Net Worth” shall mean, at any date of determination, all amounts which would be included on a balance sheet of the Seller or the Guarantor and its Consolidated Subsidiaries, as applicable, under stockholders’ equity as of such date in accordance with GAAP.
     “Consolidated Subsidiaries” shall mean the subsidiaries of the Guarantor that are required to be consolidated with the Guarantor for financial reporting purposes in accordance with GAAP.
     “Contractual Obligation” shall mean as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.
     “Conversion Date” means, with respect to a Purchased Participation Certificate, the date on which Buyer releases its rights, title and interest in the Related Loans and the Related Security is registered as a book-entry in the name of the applicable Depository.
     “Cooperative Corporation” shall mean with respect to any Cooperative Loan, the cooperative apartment corporation that holds legal title to the related Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.
     “Cooperative Loan” shall mean a Loan that is secured by a First Lien on and perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.
     “Cooperative Project” shall mean, with respect to any Cooperative Loan, all real property and improvements thereto and rights therein and thereto owned by a Cooperative Corporation including without limitation the land, separate dwelling units and all common elements.

     “Cooperative Shares” shall mean, with respect to any Cooperative Loan, the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificate.
     “Cooperative Unit” shall mean, with respect to a Cooperative Loan, a specific unit in a Cooperative Project.
     “Correspondent Asset Schedule” shall have the meaning specified in the Applicable Custodial Agreement.
     “Correspondent Loan” shall mean a Loan which is (i) originated by a Correspondent Seller and underwritten in accordance with the Underwriting Guidelines and (ii) acquired by Seller from a Correspondent Seller in the ordinary course of business for sale to Buyer pursuant to this Agreement. A Correspondent Loan may be either a Dry Loan or an Undocumented Loan.
     “Correspondent Seller” shall mean a mortgage loan originator that sells Loans originated by it to Seller as a “correspondent” or “private label” client.
     “Correspondent Seller Release” shall mean, with respect to any Correspondent Loan, a release by the related Correspondent Seller, in the form of Exhibit M hereto, of all right, title and interest, including any security interest, in such Correspondent Loan.
     Custodial Agreement” shall mean (i) with respect to any Early Purchase Program Loan, the Custodial Agreement, dated as of April 15, 2008, among Seller, Buyer and Custodian, as the same may be amended, supplemented, acknowledged or otherwise modified from time to time in accordance with the terms thereof or (ii) with respect to any other Loan, the Amended and Restated Tri-Party Custody Agreement, dated as of June 26, 2008, among Seller, Buyer and Custodian, as the same shall be amended, supplemented, acknowledged or otherwise modified from time to time in accordance with the terms thereof.
     “Custodian” shall mean The Bank of New York Mellon Trust Company, National Association (as successor to The Bank of New York Trust Company, National Association), or its successors and permitted assigns, or any successor custodian appointed by Buyer and Seller to act as custodian under this Agreement.
     “Custodian Loan Transmission” shall have the meaning assigned thereto in the Applicable Custodial Agreement.
     “Cut-Off Notice” shall have the meaning assigned thereto in the applicable Tri-Party Agreement.
     “Cut-Off Time” shall have the meaning assigned thereto in the applicable Tri-Party Agreement.
     “Default” shall mean an Event of Default or any event, that, with the giving of notice or the passage of time or both, would become an Event of Default.

     “Defaulted Loan” shall mean any Eligible Loan where (i) the borrower thereon has failed to make a required payment for thirty (30) days or more after the Due Date of such required payment or (ii) any other event has occurred which gives the holder the right to accelerate payment and/or take steps to foreclose on the mortgage securing the Eligible Loan under the Eligible Loan documentation.
     “Depository” shall have the meaning set forth in the glossary of the Ginnie Mae Guide, the Fannie Mae Guide or the Freddie Mac Guide, as applicable.
     “Disbursement Account” shall have the meaning assigned to such term in the Disbursement Agent Agreement.
     “Disbursement Agent” shall have the meaning assigned to such term in the Applicable Custodial Agreement.
     “Disbursement Agent Agreement” shall have the meaning assigned to such term in the Applicable Custodial Agreement.
     “Dollars” or “$” shall mean lawful money of the United States of America.
     “Dry Loan” shall mean a first lien Loan which is underwritten in accordance with the Underwriting Guidelines and as to which the related Mortgage File contains all Required Documents.
     “Dry Loan Trust Receipt” shall have the meaning assigned to such term in the Applicable Custodial Agreement.
     “Due Date” shall mean the day of the month on which the Monthly Payment is due on a Loan, exclusive of any days of grace.
     “Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted under Section 44 hereof with respect to any or all of the Assets or Seller or related parties, as desired by Buyer from time to time.
     “Early Funding Transaction” shall have the meaning assigned to such term in the applicable Tri-Party Agreement.
     “Early Purchase Program Loan” shall mean a Loan identified as an Early Purchase Program Loan on the related Asset Schedule that is an Agency Eligible Loan subject to a Takeout Commitment of the kind described in the definition of “Takeout Commitment,” and as to which 100% of the beneficial interest therein are evidenced by a Participation Certificate.
     “Early Termination Date” shall have the meaning assigned thereto in Section 17.
     “Electronic Tracking Agreement” shall mean the Third Amended and Restated Electronic Tracking Agreement among Buyer, Seller, MERSCORP, Inc. and MERS, dated as of June 25, 2010, as the same may be further amended, supplemented or otherwise modified from time to time in accordance with its terms; provided that if no Loans are or will be MERS Loans, all references herein to the Electronic Tracking Agreement shall be disregarded.
     “Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).
     “Eligible Asset” shall mean any Asset that is (i) an Eligible Loan, an Eligible Participation Certificate and/or an Eligible Security, as the context may require.
     “Eligible Loan” shall have the meaning assigned to such term in the Pricing Side Letter.
     “Eligible Participation Certificate” shall mean a Participation Certificate (i) that represents a 100% beneficial interest in a pool of Early Purchase Program Loans, (ii) that is sufficient for Seller to issue and Ginnie Mae to guarantee, or for Seller to sell and Fannie Mae or Freddie Mac to issue, the Related Security in the amount and with the terms described in the related Trade Assignment, and (iii) as to which the Takeout Price set forth in the related Trade Assignment is for an amount that is equal to or greater the outstanding Repurchase Price for such Participation Certificate.
     “Eligible Security” means a Security that is a Related Security (i) as to which the representations and warranties in Schedule 1-A-II of the Agreement are true and correct, (ii) that is issued on the Conversion Date in Strict Compliance with the applicable Agency Guide, (iii) that is delivered in a manner sufficient to cause Buyer to have a perfected, first priority security interest in, and to be the “entitlement holder” (as defined in Section 8-102(a)(7) of the Uniform Commercial Code of, such Security, (iv) for which the Conversion Date occurs prior to the related Settlement Date, and (v) that is purchased by the Takeout Investor on the related Settlement Date.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” shall mean any entity, whether or not incorporated, that is a member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code of which Seller is a member.
     “Escrow Payments” shall mean, with respect to any Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Note or Mortgage or any other document.
     “Event of Default” shall have the meaning provided in Section 18.
     “Event of Termination” shall have the meaning provided in Section 17.

     “Exception” shall have the meaning assigned to such term in the Applicable Custodial Agreement.
     “Exception Report” shall mean the exception report prepared by the Custodian pursuant to the Applicable Custodial Agreement.
     “Fall-Out Notification” shall have the meaning assigned to such term in the applicable Tri-Party Agreement.
     “Fannie Mae” shall mean Fannie Mae, or any successor thereto.
     “Fannie Mae Guidelines” shall mean the Fannie Mae MBS Selling and Servicing Guides and all amendments or additions thereto.
     “Fannie Mae Loan” shall mean a Loan that meets the Fannie Mae Guidelines.
     “Fannie Mae Program” shall mean the Fannie Mae Guaranteed Mortgage-Backed Securities Programs, as described in the Fannie Mae Guidelines.
     “FHA” shall mean the Federal Housing Administration, an agency within HUD, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.
     “FHA Loan” shall mean a Loan that is the subject of an FHA Mortgage Insurance Contract.
     “FHA Mortgage Insurance” shall mean mortgage insurance authorized under Sections 203(b), 213, 221(d)(2), 222, and 235 of the National Housing Act, as amended, codified in 24 Code of Federal Regulations, and provided by the FHA.
     “FHA Mortgage Insurance Contract” shall mean the contractual obligation of the FHA respecting the insurance of a Loan.
     “FHA Regulations” shall mean regulations promulgated by HUD under the Federal Housing Administration Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.
     “Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud.
     “First Lien” shall mean with respect to each Mortgaged Property, the lien of the mortgage, deed of trust or other instrument securing a mortgage note which creates a first lien on the Mortgaged Property.

     “First Lien Loan” shall mean an Eligible Loan secured by a First Lien on the Mortgaged Property, subject to no other prior liens on such Mortgaged Property securing financing obtained by the related Mortgagor other than Permitted Exceptions.
     “Fleet Asset Securitization Facilities” shall mean those asset-backed financing arrangements relating to the securitization of vehicle fleet leases originated and serviced by an Affiliate of the Seller as more fully described in (i) that certain Amended and Restated Base Indenture, dated as of December 17, 2008, between Chesapeake Funding LLC, as Issuer, and JPMorgan Chase Bank, N.A., as Indenture Trustee, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, and such other program documents relating thereto, and (ii) that certain Trust Indenture dated as of November 16, 2009, between BNY Trust Company of Canada as issuer trustee of Fleet Leasing Receivables Trust and ComputerShare Trust Company Of Canada, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and such other program documents relating thereto.
     “FNMA Facility” shall mean the wet and dry funding capacity provided to Seller by Fannie Mae.
     “FNMA Tri-Party Agreement” shall mean that certain letter agreement (Tri-Party Agreement – Wiring Instructions) among Buyer, Seller and Fannie Mae, dated December 30, 2008, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.
     “FNMA/USAA Tri-Party Agreement” shall mean that certain letter agreement (Tri-Party Agreement – Wiring Instructions) among Buyer, Seller and Fannie Mae, dated September 16, 2009, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.
     “Freddie Mac” shall mean Freddie Mac, or any successor thereto.
     “Freddie Mac Guide” shall mean the Freddie Mac Sellers’ and Servicers’ Guide, as such Guide may hereafter from time to time be amended.
     “Freddie Mac Program” shall mean the Freddie Mac Home Mortgage Guarantor Program or the Freddie Mac FHA/VA Home Mortgage Guarantor Program, as described in the Freddie Mac Guide.
     “GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America.
     “Ginnie Mae” shall mean the Government National Mortgage Association and its successors in interest, a wholly-owned corporate instrumentality of the government of the United States of America.
     “Ginnie Mae Guide” shall mean the Ginnie Mae Mortgage-Backed Securities Guide I or II, as such Guide may hereafter from time to time be amended.

     “Ginnie Mae Program” shall mean the Ginnie Mae Mortgage-Backed Securities Programs, as described in the Ginnie Mae Guide.
     “Governmental Authority” shall mean with respect to any Person, any nation or government, any state or other political subdivision, agency (including any Agency) or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.
     “Gross Margin” shall mean with respect to each Adjustable Rate Loan, the fixed percentage amount set forth in the related Note and the Asset Schedule that is added to the Index on each Adjustment Date in accordance with the terms of the related Note to determine the new Mortgage Interest Rate for such Loan.
     “Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Mortgaged Property, to the extent required by Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
     “Guarantor” shall mean PHH Corporation, a Maryland corporation, and its successors and permitted assigns.
     “Guaranty” shall mean the Third Amended and Restated Guaranty Agreement of the Guarantor in favor of Buyer, dated as of June 18, 2010, and effective as of the Restatement Effective Date, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     “HUD” shall mean the U.S. Department of Housing and Urban Development, an agency of the United States of America, or any successor thereto which shall include the Secretary of Housing and Urban Development.
     “Income” shall mean, with respect to any Purchased Asset at any time, any principal and/or interest thereon and all dividends, sale proceeds (including, without limitation, any Third Party Loan Purchase Proceeds or proceeds from the securitization of such Purchased Asset or other disposition thereof) and other collections and distributions thereon, but not including any commitment fees, origination fees and/or servicing fees accrued in respect of periods on or after the initial Purchase Date with respect to such Purchased Asset or any Escrow Payments.

     “Indebtedness” shall mean (i) all indebtedness, obligations and other liabilities of the Guarantor and its Subsidiaries which are, at the date as of which Indebtedness is to be determined, includable as liabilities in a consolidated balance sheet of the Guarantor and its Subsidiaries, other than (w) accounts payable, accrued expenses and derivatives transactions entered into in the ordinary course of business pursuant to hedging programs, (x) advances from clients obtained in the ordinary course of the relocation management services business of the Guarantor and its Subsidiaries, (y) current and deferred income taxes and other similar liabilities and (z) minority interest, plus (ii) without duplicating any items included in Indebtedness pursuant to the foregoing clause (i) (but excluding reinsurance obligations of Atrium Insurance Corporation), the maximum aggregate amount of all liabilities of the Guarantor and its Subsidiaries under any Guarantee, indemnity or similar undertaking given or assumed of, or in respect of, the indebtedness, obligations and other liabilities, assets, revenues, income or dividends of any Person other than the Guarantor or one of its Subsidiaries and (iii) all other obligations or liabilities of the Guarantor or any of its Subsidiaries in relation to the discharge of the obligations of any Person other than the Guarantor or any of its Subsidiaries.
     “Index” shall mean with respect to each Adjustable Rate Loan, the index identified on the related Asset Schedule and set forth in the related Note for the purpose of calculating the interest rate thereon.
     “Instruction Letter” shall mean a letter agreement between Seller and each Subservicer, if any, substantially in the form of Exhibit I attached hereto.
     “Insurance Proceeds” shall mean with respect to each Loan, proceeds of insurance policies insuring the Loan or the related Mortgaged Property.
     “Insured Closing Letter” shall mean, with respect to any Wet Loan that becomes subject to a Transaction, a letter of indemnification from an Approved Title Insurance Company, in any jurisdiction where insured closing letters are permitted under applicable law and regulation, addressed to Seller, which is fully assignable to and may be enforced by, the loan originator and its successors and assigns, including Buyer, with coverage that is customarily acceptable to Persons engaged in the origination of mortgage loans (including, but not limited to any losses occurring due to the fraud, dishonesty or mistakes of the closing agent, identifying the Settlement Agent) covered thereby, which may be in the form of a blanket letter.
     “Interest Only Loan” means a Loan which, by its terms, requires the related Mortgagor to make monthly payments of only accrued interest for a certain period of time following origination. After such interest-only period, the loan terms provide that the Mortgagor’s monthly payment will be recalculated to cover both interest and principal so that such Loan will amortize fully on or prior to its final payment date.
     “Interest Period” shall mean, with respect to any Transaction, the period commencing on the Purchase Date with respect to such Transaction and ending on the calendar day prior to the related Repurchase Date. Notwithstanding the foregoing, no Interest Period may end after the Termination Date.

     “Investment Company Act” shall mean the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.
     “Jumbo A Credit Loan” shall mean a Loan originated in accordance with the Underwriting Guidelines for Jumbo A product.
     “Landover Facility” shall mean the Master Repurchase Agreement dated as of October 30, 2009 between Bank of America, N.A., as buyer and Landover Mortgage, LLC, as seller, as amended, supplemented or modified from time to time.
     “Landscape Loan” shall mean a Loan that substantially conforms to the Agency Guidelines, except (i) maintenance of a PMI Policy may not be required, (ii) such Loan may be not an FHA Loan or VA Loan and (iii) if not required by Agency Guidelines, there may be not be an appraisal of the related Mortgage Property.
     “LIBO Base Rate” shall mean with respect to each day on which a Transaction is outstanding (or if such day is not a Business Day, the next succeeding Business Day), the rate per annum equal to the rate published by Bloomberg or if such rate is not available, the rate appearing at Reuters Screen LIBOR01 Page, as one-month LIBOR on such date, and if such rate shall not be so quoted, the rate per annum at which Buyer is offered Dollar deposits at or about 11:00 A.M., New York City time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Transactions are then being conducted for delivery on such day for a period of one month and in an amount comparable to the amount of the Transactions to be outstanding on such day.
     “LIBO Rate” shall mean with respect to each Interest Period pertaining to a Transaction, a rate (reset on a monthly basis) per annum determined by Buyer in its sole discretion in accordance with the following formula (rounded upwards to the nearest l/100th of one percent), which rate as determined by Buyer shall be conclusive absent manifest error by Buyer:

LIBO Base Rate 1.00 – LIBO Reserve Requirements
     The LIBO Rate shall be calculated on each Purchase Date and Repurchase Date commencing with the first Purchase Date.
     “LIBO Reserve Requirements” shall mean for any Interest Period for any Transaction, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements applicable to Buyer in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such Governmental Authority. As of the Restatement Effective Date, the LIBO Reserve Requirements shall be deemed to be zero.

     “Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.
     “Loan” shall mean a first lien mortgage loan or Cooperative Loan, in each case together with all rights and Records relating thereto unless otherwise indicated on the related Asset Schedule, which the Custodian has been instructed to hold for Buyer pursuant to the Applicable Custodial Agreement, and which Loan includes, without limitation, (i) a Note, the related Mortgage and all other Loan Documents and (ii) all right, title and interest of Seller in and to the Mortgaged Property covered by such Mortgage.
     “Loan Documents” shall mean, with respect to a Loan, the documents comprising the Mortgage File for such Loan.
     “Loan to Value Ratio” or “LTV” shall mean (x) with respect to any Eligible Loan, the ratio expressed as a percentage of (i) if the loan transaction is a purchase money transaction (a) that includes an appraisal, the initial principal amount divided by the lesser of the Appraised Value or the purchase price of the Mortgaged Property, or (b) if such transaction does not include an appraisal, the initial principal amount divided by the purchase price of the Mortgaged Property; and (ii) if the loan transaction is a refinance (a) that includes an appraisal, the initial principal amount divided by the Appraised Value of the Mortgaged Property, or (b) if such transaction does not include an appraisal, the initial principal amount divided by the estimated value of the Mortgaged Property.
     “Margin Call” shall have the meaning assigned thereto in Section 6(a).
     “Margin Deficit” shall have the meaning assigned thereto in Section 6(a).
     “Market Value” shall mean the value, determined in good faith by Buyer in its sole reasonable discretion, of the Assets if sold in their entirety to a single third-party Buyer under circumstances in which Seller is in default under this Agreement. Buyer’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of Buyer. Buyer shall have the right to mark to market the Assets on a daily basis which Market Value with respect to one or more of the Assets may be determined to be zero. Seller acknowledges that Buyer’s determination of Market Value is for the limited purpose of determining the value of Purchased Assets which are subject to Transactions hereunder without the ability to perform customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair market value of the Assets achieved by obtaining competing bids in an orderly market in which the originator/servicer is not in default under a revolving debt facility and the bidders have adequate opportunity to perform customary loan and servicing due diligence. The Market Value shall be deemed to be zero with respect to each Asset that is not an Eligible Asset.
     “Master Netting Agreement” shall mean the Third Amended and Restated Collateral Security, Setoff and Netting Agreement, dated as of June 18, 2010, and effective as of the Restatement Effective Date, among Buyer, Seller and certain Affiliates and Subsidiaries of Buyer, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

     “Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations or financial condition of Seller or Guarantor (b) the ability of Seller or Guarantor to perform its obligations under any of the Program Documents to which it is a party, (c) the validity or enforceability of any of the Program Documents, (d) the rights and remedies of Buyer under any of the Program Documents, (e) the timely repurchase of the Purchased Assets or payment of other amounts payable in connection therewith, (f) the Purchased Items in the aggregate or (g) if so specified in any provision of this Agreement or any other Program Document, any Purchased Item.
     “Maximum Aggregate Purchase Price” shall mean the Committed Amount.
     “Maximum Mortgage Interest Rate” shall mean with respect to each Adjustable Rate Loan, a rate that is set forth on the related Asset Schedule and in the related Note and is the maximum interest rate to which the Mortgage Interest Rate on such Loan may be increased on any Adjustment Date.
     “MERS” shall mean Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.
     “MERS Identification Number” shall mean the eighteen digit number permanently assigned to each MERS Loan.
     “MERS Loan” shall mean any Loan as to which the related Mortgage or Assignment of Mortgage has been recorded in the name of MERS, as agent for the holder from time to time of the Note, and which is identified as a MERS Loan on the related Schedule.
     “Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Loan as adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the Note for an Adjustable Rate Loan.
     “Mortgage” shall mean with respect to a Loan, the mortgage, deed of trust or other instrument, which creates a First Lien on either (i) with respect to a Loan other than a Cooperative Loan, the fee simple or leasehold estate in such real property or (ii) with respect to a Cooperative Loan, the Proprietary Lease and related Cooperative Shares, which in either case secures the Note.
     “Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Note.
     “Mortgagee” shall mean the record holder of a Note secured by a Mortgage.
     “Mortgage File” shall mean, as to each Mortgage Loan subject to this Agreement, the Required Documents and all other documents relating to such Mortgage Loan that are held by the Custodian pursuant to the Applicable Custodial Agreement.

     “Mortgage Interest Rate” means the annual rate of interest borne on a Note, which shall be adjusted from time to time with respect to Adjustable Rate Loans.
     “Mortgagor” shall mean the obligor or obligors on a Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.
     “Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA Affiliate or as to which Seller or any ERISA Affiliate has any actual or potential liability or obligation and that is covered by Title IV of ERISA.
     “MV Margin Amount” means, with respect to any Transaction, as of any date of determination, the amount obtained by application of the MV Margin Percentage to the Repurchase Price (reduced by the amount of any accrued and unpaid Price Differential) for such Transaction as of such date.
     “MV Margin Percentage” shall have the meaning assigned to such term in the Pricing Side Letter.
     “Non-Utilization Fee” shall have the meaning assigned to such term in Section 4(e).
     “Note” shall mean, with respect to any Loan, the related promissory note together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Mortgagor.
     “Notice of Intent to Issue Trust Receipt” shall have the meaning assigned to such term in the Custody Agreement.
     “Notice of Termination” shall have the meaning assigned to such term in Section 17.
     “Obligations” shall mean (a) all of Seller’s obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities of Seller to Buyer, its Affiliates, the Custodian or any other Person arising under, or in connection with, the Program Documents or directly related to the Purchased Assets, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program Documents in order to preserve any Purchased Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a) or (b), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by Buyer or any Affiliate of Buyer of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Buyer pursuant to the Program Documents.
     “Original Effective Date” shall mean June 26, 2008.
     “Original Gestation Agreement” shall have the meaning assigned to such term in Section 1.

     “Original Repurchase Agreement” shall have the meaning assigned to such term in Section 1.
     “Participation Certificate” shall mean, with respect to the applicable Agency Program, a certificate, in the form of Exhibit L, authenticated by the Custodian, evidencing the 100% undivided beneficial ownership interest in the Loans that are either set forth on Fannie Mae Form 2005 (Schedule of Mortgages), Freddie Mac Form 1034 (Fixed-Rate Custodial Certification Schedule), or HUD 11706 (Schedule of Pooled Mortgages) and attached to such Participation Certificate or, to the extent applicable, identified on a computer tape compatible with the applicable Selling System as belonging to the mortgage loan pool described in such Participation Certificate, as applicable.
     “Participants” shall have the meaning assigned thereto in Section 39 hereof.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Permitted Affiliate Agreement” means an agreement listed on Exhibit O hereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.
     “Permitted Affiliate Transactions” means (a) purchases by Seller of Mortgage Loans from its Affiliates or the brokering of Mortgage Loans between Seller and any of its Affiliates, (b) proceeds received by Seller in connection with fees required to be paid under the PHH Management Services Agreement as existing on the date hereof, together with any increase in such existing fees but excluding any separate or additional fees not required under the PHH Management Services Agreement, (c) proceeds received by Seller in connection with servicing fees required to be paid by its Subsidiaries, (d) loans or advances by Seller to or from Guarantor or any Subsidiary thereof (and the repayment thereof), (e) distributions and other transfers by Seller of its properties or assets to Guarantor or any Subsidiary thereof and (f) any transaction contemplated by, and fees payable pursuant to, the Permitted Affiliate Agreements not otherwise referenced in this definition.
     “Permitted Exceptions” shall mean the following exceptions to lien priority: (i) the lien of current real property taxes and assessments not yet due and payable; (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Loan and (A) referred to or otherwise considered in the appraisal (if any) made for the originator of the Loan or (B) which do not adversely affect the appraised value of the Mortgaged Property set forth in such appraisal; and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.
     “Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).
     “PHH Home” means PHH Home Loans, LLC or its permitted successors and assigns.

     “PHH Management Services Agreement” means that certain Management Service Agreement, dated as of March 31, 2006, by and between PHH Home and Seller, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     “PHH Mortgage Guidelines” has the meaning set forth in the definition of “Underwriting Guidelines”.
     “Plan” shall mean an employee benefit or other plan established or maintained by either Seller or, in the case of a Plan subject to Title IV of ERISA, any ERISA Affiliate, other than a Multiemployer Plan.
     “PM Funded Wet Loan” shall have the meaning assigned to such term in the Disbursement Agent Agreement.
     “PMI Policy” or “Primary Insurance Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer.
     “Post-Default Rate” shall mean, in respect of the Repurchase Price for any Transaction or any other amount under this Agreement, or any other Program Document that is not paid when due to Buyer (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 4.00% per annum, plus (a) the Pricing Rate otherwise applicable to such Asset or other amount, or (b) if no Pricing Rate is otherwise applicable, (i) the LIBO Rate plus (ii) the Applicable Margin.
     “Price Differential” shall mean, with respect to each Transaction as of any date of determination, the aggregate amount obtained by daily application of the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days elapsed during the period commencing on (and including) the Purchase Date and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential in respect of such period previously paid by Seller to Buyer with respect to such Transaction).
     “Pricing Rate” shall mean the per annum percentage rate for determination of the Price Differential as set forth in the Pricing Side Letter.
     “Pricing Side Letter” shall mean the Fourth Amended and Restated Pricing Side Letter, dated as of June 18, 2010 and effective as of the Restatement Effective Date, among Seller, Guarantor and Buyer, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof.
     “Principal” shall have the meaning assigned thereto in Annex I.
     “Program Documents” shall mean this Agreement, each Applicable Custodial Agreement, the Guaranty, any Servicing Agreement, the Master Netting Agreement, the Pricing Side Letter, any Instruction Letter, the Securitization Side Letter, the Collection Account Control

Agreement, all Trade Assignments and related Takeout Commitments, the Electronic Tracking Agreement, the Disbursement Agent Agreement, the FNMA Tri-Party Agreement, the FNMA/USAA Tri-Party Agreement and any other agreement entered into by Seller, Guarantor and/or any of their respective Affiliates or Subsidiaries on the one hand, and Buyer and/or any of its Affiliates or Subsidiaries (or Custodian on its behalf) on the other, in connection herewith or therewith.
     “Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
     “Proprietary Lease” shall mean the lease on a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares in such Cooperative Unit.
     “Purchased Assets” means Loans purchased by Buyer hereunder, including 100% beneficial interest in Loans that are Related Loans and as to which the related Participation Certificate is a Purchased Participation Certificate, Purchased Participation Certificates and/or Purchased Securities, as the context may require, and any and all other Purchased Items. The term “Purchased Assets” with respect to any Transaction at any time shall also include Additional Purchased Assets delivered pursuant to Section 6(a) and Substitute Assets delivered pursuant to Section 16.
     “Purchase Date” shall mean, with respect to each Transaction, the date on which Purchased Assets are sold by Seller to Buyer hereunder.
     “Purchased Items” shall have the meaning assigned to such term in Section 8.
     “Purchased Participation Certificate” shall mean a Participation Certificate evidencing the 100% beneficial interest in Related Loans sold by Seller to Buyer in a Transaction, together with the related Records, and with respect to each Loan, such other property, rights, titles or interest as are specified on a related Transaction Notice, and all documents, instruments, chattel paper, and general intangibles and all products and proceeds relating to or constituting any or all of the foregoing.
     “Purchased Security” shall mean a Related Security sold by Seller to Buyer in a Transaction, together with and all documents, instruments, chattel paper, and general intangibles and all products and proceeds relating to or constituting any or all of the foregoing.
     “Purchase Price” shall have the meaning assigned to such term in the Pricing Side Letter.
     “Purchase Proceeds” shall have the meaning assigned to such term in the applicable Tri-Party Agreement.
     “Qualified Insurer” shall mean an insurance company duly qualified as such under the laws of each state in which any Mortgaged Property is located, duly authorized and licensed in each such state to transact the applicable insurance business and to write the insurance provided, and approved as an insurer by Fannie Mae or Freddie Mac.

     “Qualified Originator” shall mean (a) Seller, (b) any Approved Provider and (c) any other originator of a Loan; (provided, that Buyer shall have the right to reject any such other originator, in its sole discretion, by delivering written notice to Seller fifteen (15) days prior to ceasing to accept Loans originated by such person).
     “RBS” shall mean The Royal Bank of Scotland plc, and its successors.
     “Reacquired Loans” shall have the meaning assigned thereto in Section 16.
     “Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Asset. Records shall include, without limitation, the Notes, any Mortgages, the Mortgage Files, the Servicing File, and any other instruments necessary to document or service a Loan that is a Purchased Asset, including, without limitation, the complete payment and modification history of each Loan that is a Purchased Asset.
     “Related Credit Enhancement” shall have the meaning assigned to such term in Section 8(c).
     “Related Loan” shall mean an Early Purchase Program Loan and underlies a Participation Certificate or the Related Security, as the context may require.
     “Related Security” means the Security backed by the Related Loans that is issued in exchange for the related Purchased Participation Certificate on the related Conversion Date.
     “Renewal Commitment Fee” shall have the meaning assigned to such term in the Pricing Side Letter.
     “Renewal Date” shall have the meaning assigned thereto in Section 27.
     “Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 2615.
     “Repurchase Date” shall mean the date occurring on (i) the 25th day of each month following the related Purchase Date (or if such date is not a Business Day, the following Business Day), (ii) any other Business Day set forth in the related Transaction Notice and/or the related Confirmation, (iii) with respect to a Purchased Security, the related Settlement Date, (iv) the date determined by application of Section 17 or Section 19 or (v) the Termination Date, as applicable.
     “Repurchase Price” shall mean the price at which Purchased Assets are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the outstanding Purchase Price for such Purchased Assets and the Price Differential as of the date of such determination.
     “Required Documents” shall have the meaning set forth in the Applicable Custodial Agreement.

     “Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Rescission” shall mean the right of a Mortgagor to rescind the related Note and related documents pursuant to applicable law.
     “Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution and, for purposes of Section 13(f) the chief executive officer, chief financial officer, treasurer or assistant treasurer of Seller.
     “Restatement Effective Date” shall mean the later to occur of June 25, 2010 and the date upon which the conditions precedent set forth in Section 9(a) have been satisfied.
     “Reuters Screen LIBOR01 Page” shall mean the display page currently so designated on the Reuters Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).
     “Revolving Credit Agreement” shall mean the Five Year Competitive Advance and Revolving Credit Agreement, dated as of January 6, 2006, among Guarantor, as Borrower, the Lenders referred to therein, Citicorp USA, Inc., as Syndication Agent, and Bank of America, N.A., The Bank of Nova Scotia and Calyon New York Branch, as Documentation Agents, and JPMorgan Chase Bank, N.A., as administrative agent, as such agreement exists on the date hereof including all amendments thereto and as the same may be further amended, modified, waived or supplemented, solely to the extent that Buyer has given its prior written consent to such amendment, modification, waiver or supplement.
     “Section 404 Notice” means the notice required pursuant to Section 404 of the Helping Families Save Their Homes Act of 2009 (P.L. 111-22), which amends 15 U.S.C. Section 1641 et seq., to be delivered by a creditor that is an owner or an assignee of a mortgage loan to the related Mortgagor within thirty (30) days after the date on which such mortgage loan is sold or assigned to such creditor.
     “Securitization Indebtedness” shall mean Indebtedness incurred by any structured bankruptcy-remote Subsidiary of Seller or Guarantor which does not permit or provide for recourse to Seller or Guarantor or any Subsidiary thereof (other than such structured bankruptcy-remote Subsidiary) or any property or asset of Seller or Guarantor or any Subsidiary thereof (other than the property or assets of such structured bankruptcy-remote Subsidiary). Securitization Indebtedness shall include, without limitation, the Fleet Asset Securitization Facilities and other similar financing facilities.
     “Securitization Side Letter” shall mean that certain letter agreement by and among Seller, RBS Securities Inc. and Buyer dated the date hereof and effective as of the Restatement

Effective Date, outlining rights and obligations with respect to securitizations and whole loan sales of Loans subject to this Agreement from time to time.
     “Security” means a fully-modified pass-through mortgage-backed security that is (i)(a) issued by Seller and fully guaranteed by Ginnie Mae or (b) issued and fully guaranteed with respect to timely payment of interest and ultimate payment of principal by Fannie Mae or Freddie Mac and (ii) evidenced by a book-entry account in a depository institution having book-entry accounts at the applicable Depository and (iii) backed by a pool of Loans, in substantially the principal amount and with substantially the other terms as specified with respect to such Security in the related Trade Assignment.
     “Security Release Certification” shall mean a security release certification in substantially the form set forth in Exhibit K hereto.
     “Selling System” shall mean the applicable Agency automated system by which sellers and servicers of mortgage loans to such Agency transfer mortgage summary and record data or mortgage accounting and servicing information from their computer system or service bureau to such Agency, as more fully described in the applicable Agency Guidelines.
     “Servicer” shall mean Seller in its capacity as servicer or master servicer of the Loans.
     “Servicing Agreement” shall have the meaning provided in Section 43(c).
     “Servicing File” shall mean with respect to each Loan, the file retained by Seller (in its capacity as Servicer) consisting of all documents that a prudent originator and servicer would have, including copies of the Loan Documents, all documents necessary to document and service the Loans and any and all documents required to be delivered pursuant to any of the Program Documents.
     “Servicing Records” shall have the meaning assigned thereto in Section 43(b).
     “Servicing Transmission” shall mean a computer-readable magnetic or other electronic format acceptable to the parties containing the information identified on Exhibit F.
     “Settlement Agent” shall have the meaning assigned thereto in the Applicable Custodial Agreement.
     “Settlement Date” shall mean, with respect to a Related Security, the date specified in the related Trade Assignment on which the sale of such Security to the Takeout Investor will be settled on a delivery-versus-payment basis.
     “Shortfall Amount” shall mean, for any Early Funding Transaction, the aggregate amount, if any, by which (x) the amount owed by Seller to Buyer in respect of the Purchased Assets to be sold by Seller to Fannie Mae in such Early Funding Transaction exceeds (y) the aggregate Purchase Proceeds for such Purchased Assets as specified in the Applicable FNMA Confirmation.

     “Single Employer Plan” shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
     “Strict Compliance” shall mean the compliance of Seller and Loans with the requirements of the Agency Guidelines, as applicable and as amended by any agreements between Seller and the applicable Agency in accordance with the terms hereof, sufficient to enable (i) FHA to issue the related FHA Mortgage Insurance Contracts, (ii) VA to deliver the related VA Loan Guarantee Agreements, and (iii) Seller to issue and Ginnie Mae to guarantee or Fannie Mae or Freddie Mac to issue and guarantee a Security.
     “Subservicer” shall have the meaning provided in Section 43(c).
     “Subsidiary” shall mean, with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time of which any determination is being made, owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Seller.
     “Substitute Assets” has the meaning assigned to such term in Section 16.
     “Takeout Commitment” shall mean a (a) fully assignable commitment of Seller to sell one or more identified Loans to a Takeout Investor that is an Agency, or (b) fully assignable commitment of Seller to sell one or more identified Loans to a Takeout Investor other than an Agency.
     “Takeout Investor” shall mean (i) an Agency; (b) those Persons listed on Exhibit Q hereto, as such Exhibit is updated from time to time with the consent of Buyer and (c) any other institution which has made a Takeout Commitment or has an agreement with Seller to purchase a security and has been approved by Buyer.
     “Takeout Price” shall mean, with respect to a Purchased Asset, the purchase price to be paid for such Asset by the Takeout Investor pursuant to the related Takeout Commitment or Trade Assignment.
     “Tangible Net Worth” shall mean, at any date of determination, with respect to the Guarantor, the Consolidated Net Worth of the Guarantor and its Consolidated Subsidiaries minus the aggregate book value of all intangible assets of the Guarantor and its Consolidated Subsidiaries, in each case as of such date in accordance with GAAP.
     “Termination Date” shall mean June 24, 2011, the Early Termination Date or such other date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.
     “Third Party Loan Purchase Proceeds” shall mean all amounts paid by any third party to or upon the direction of Seller in connection with such party’s purchase from Seller of any

Purchased Assets that are subject to Transactions under this Agreement immediately prior to such purchase.
     “Third Party Loan Purchase Proceeds Account” shall mean the following account established by Seller for the benefit of Buyer in accordance with Section 13(mm), “PHH Mortgage Corporation Third Party Loan Purchase Proceeds Account; Account #1092904.
     “Third Party Loan Purchase Proceeds Account Bank” shall mean The Bank of New York Mellon, and its successors and assigns.
     “Third Party Takeout Loan” shall mean a Loan that is subject to a Takeout Commitment of the kind described in clause (b) of the definitions of “Takeout Commitment.”
     “Trade Assignment” shall mean an assignment to Buyer of a forward trade between the Takeout Investor and Seller with respect to one or more Securities substantially in the form of Exhibit N hereto, or such other form approved by Buyer, that has been executed by Seller, and when executed by Buyer, shall be enforceable and in full force and effect, and that confirms the details of such forward trade.
     “Transaction” shall have the meaning assigned to such term in Section 1.
     “Transaction Notice” shall mean a written request by Seller to enter into a Transaction in the form of Exhibit D hereto.
     “Transfer” shall have the meaning assigned to such term in Section 13(n).
     “Tri-Party Agreement” shall mean, with respect to any Early Funding Transaction, the FNMA Tri-Party Agreement or the FNMA/USAA Tri-Party Agreement, as applicable, pursuant to which such Early Funding Transaction is consummated.
     “Trust Receipt” shall have the meaning assigned to such term in the Applicable Custodial Agreement.
     “Underwriting Guidelines” shall mean either (i) the underwriting guidelines of Seller attached as Exhibit E hereto, in effect as of the date of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time (including without limitation by the addition of any third party’s underwriting guidelines) and, with respect only to material amendments, supplements or other modifications, with Buyer’s prior written consent in accordance with Section 13(h) (the “PHH Mortgage Guidelines”) or (ii) the USAA Guidelines, as applicable.
     “Undocumented Loan” shall have the meaning assigned to such term in the Applicable Custodial Agreement.
     “Undocumented Loan Schedule” shall have the meaning assigned to such term in the Applicable Custodial Agreement.

     “Undocumented Loan Trust Receipt” shall have the meaning assigned to such term in the Applicable Custodial Agreement.
     “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.
     “USAA Guidelines” USAA Federal Savings Bank underwriting guidelines and all amendments or additions thereto.
     “USAA Loan” shall mean a Loan that meets USAA Guidelines.
     “USC” shall mean the United States Code, as amended.
     “VA” shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto which shall include the Secretary of Veterans Affairs.
     “VA Loan” shall mean a Loan which is subject of a VA Loan Guaranty Agreement as evidenced by a VA Loan Guaranty Agreement, or a Loan which is a vender loan sold by the VA.
     “VA Loan Guaranty Agreement” shall mean the obligation of the United States to pay a specific percentage of a Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended, codified in 38 Code of Federal Regulations.
     “VA Regulations” shall mean regulations promulgated by the U.S. Department of Veterans Affairs pursuant to the Servicemen’s Readjustment Act, as amended, codified in 38 Code of Federal Regulations, and other VA issuances relating to VA Loans, including related handbooks, circulars and notices.
     “Voluntary Approval Termination” shall mean, with respect to any Agency, the termination of Seller’s Approvals by such Agency for reasons specified in a written notice from Seller to Buyer, including copies of all supporting documentation; provided, however, that any failure by Seller to maintain all requisite Approvals shall not be deemed to be a Voluntary Approval Termination if such termination, whether voluntary on Seller’s part or otherwise, (i) is in response to any adverse action taken by the applicable Agency with respect to Seller, or (ii) shall result from facts that constitute an Event of Default hereunder.
     “Wet Loan” shall mean a wet-funded Loan which is underwritten in accordance with the Underwriting Guidelines and does not contain all the required Loan Documents in the Mortgage File, which in order to be deemed to be an Eligible Loan shall have the following additional characteristics:

          (a) the proceeds thereof have been funded (or, on the Purchase Date supported by a Transaction Notice are being funded) by wire transfer or cashier’s check, cleared check or draft or other form of immediately available funds to the Settlement Agent for such Wet Loan;
          (b) Seller expects such Wet Loan to close and become a valid lien securing actual indebtedness by funding to the order of the Mortgagor thereunder;
          (c) the proceeds thereof have not been returned to Buyer from the Settlement Agent for such Wet Loan;
          (d) Seller has not learned that such Wet Loan will not be closed and funded to the order of the Mortgagor;
          (e) upon recordation such Loan will constitute a first lien on the premises described therein; and
          (f) Seller shall have obtained an Insured Closing Letter and a Closing Instruction Letter with respect to such Wet Loan.
     “Wet Loan Schedule” shall have the meaning assigned to such term in the Applicable Custodial Agreement.
     “Wet Loan Trust Receipt” shall have the meaning assigned to such term in the Applicable Custodial Agreement.
     “Wire Instructions” shall have the meaning assigned to such term in the Custody Agreement.
     “Wiring Instructions” shall have the meaning assigned to such term in the applicable Tri-Party Agreement.
(b)	Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Buyer hereunder shall be prepared, in accordance with GAAP.
(c)	Interpretation. The following rules of this subsection (c) apply unless the context requires otherwise. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning and include the plural as well as the singular. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Program Document) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Program Document and in effect from time to time in accordance with the terms thereof. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.
     Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller by Buyer or an authorized officer of Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.
     A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where Seller is required to provide any document to Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in computer disk form or both printed and computer disk form.
     This Agreement is the result of negotiations among, and has been reviewed by counsel to, Buyer and Seller, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of good faith, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Seller, a servicer of the Purchased Assets, any other Person or the Purchased Assets.
3.	THE TRANSACTIONS
     (a) Subject to the terms and conditions of the Program Documents, Buyer shall, from time to time enter into Transactions with an aggregate Purchase Price for all Purchased Assets at any one time subject to Transactions hereunder not to exceed the Maximum Aggregate Purchase Price. Unless otherwise agreed, Seller shall request that Buyer enter into a Transaction by delivering or causing to be delivered (A) in the case of any Dry Loans or any Undocumented Loans (other than any Dry Loans or Undocumented Loans that are Correspondent Loans), (i) a Transaction Notice, appropriately completed, and an Asset Schedule to Buyer and Custodian, and (ii) the Mortgage File to Custodian for each Loan proposed to be included in such Transaction (whether or not such Loan is subject to a Participation Certificate), which Transaction Notice and Asset Schedule must be received no later than 5:00 p.m. (New York City time) one Business Day prior to the requested Purchase Date, (B) in the case of any Correspondent Loans, (i) a Transaction Notice, appropriately completed, and an Asset Schedule to Buyer, Custodian and Disbursement Agent and a Correspondent Seller Release, duly executed and delivered by each applicable Correspondent Seller, to the Buyer, and (ii) the Mortgage File to Custodian for each Loan proposed to be included in such Transaction, which Transaction Notice, Asset Schedule and Correspondent Seller Releases must be received no later than 11:00 a.m. (New York City time) on the requested Purchase Date or (C) in the case of any Wet Loans, (i) a Transaction Notice, appropriately completed, and an Asset Schedule to Buyer, Custodian and Disbursement Agent, and (ii) the Mortgage File to Custodian for each Loan proposed to be included in such Transaction. The Transaction Notice and Asset Schedule relating to any AM Funded Wet Loan must be received by no later than 5:00 p.m. (New York City time) one Business Day prior to the requested Purchase Date. The Asset Schedule relating to any PM Funded Wet Loan must be received by no later than 9:00 a.m. (New York City time) and the Transaction Notice relating to any PM Funded Wet Loan must be received by no later than 11:00 a.m. (New York City time), in each case on the requested Purchase Date. Each Transaction Notice and the Asset Schedule in respect of the Eligible Loans that Seller proposes to include in the related Transaction shall clearly indicate those Loans that are intended to be Undocumented Loans (other than Correspondent Loans), AM Funded Wet Loans, PM Funded Wet Loans, Dry Loans (other than Correspondent Loans) or Correspondent Loans (separately identifying Correspondent Loans that are Dry Loans and Correspondent Loans that are Undocumented Loans). Each Transaction Notice shall specify the proposed Purchase Date, Purchase Price, Pricing Rate and Repurchase Date (subject to Section 3(i)). Seller agrees to repurchase from Buyer, on the same Business Day of discovery, any Undocumented Loans or Wet Loans that were previously subject to a Transaction that do not close for any reason including, but not limited to, a Rescission. In the event that the parties hereto desire to enter into a Transaction on terms other than as set forth in this Agreement and the Transaction Notice, Buyer shall deliver to Seller, in electronic or other format, a “Confirmation” specifying such terms prior to entering into such Transaction, including, without limitation, the Purchase Date, the Purchase Price, the Pricing Rate therefor and the Repurchase Date. By entering in to a Transaction with Buyer, Seller consents to the terms set forth in any related Confirmation. Any such Transaction Notice and the related Confirmation, if any, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between Buyer and Seller with respect to the Transaction to which the Transaction Notice and Confirmation, if any, relates. In the event of any conflict between this Agreement and any Confirmation, the terms of such Confirmation shall control with respect to the related Transaction.
     (b) Pursuant to and in accordance with the terms and provisions of the Applicable Custodial Agreement, the Custodian shall review any Required Documents delivered to it and shall deliver to Buyer, via Electronic Transmission acceptable to Buyer, Custodian Loan Transmissions and Exception Reports showing the status of all Loans then held by the Custodian, including but not limited to the Undocumented Loans (other than Correspondent Loans), Wet Loans, Dry Loans (other than Correspondent Loans) and Correspondent Loans (including whether such Correspondent Loans are Dry Loans or Undocumented Loans) subject to Exceptions, and the time the related Loan Documents have been released pursuant to Sections 6(b) or Section 7 of the Applicable Custodial Agreement. In addition, pursuant to and in accordance with the terms and provisions of the Applicable Custodial Agreement, the

Custodian shall deliver to Buyer on each Purchase Date and such other dates as specified in the Applicable Custodial Agreement, one or more Trust Receipts relating to the Loans. The original copies of each Trust Receipt shall be delivered to JPMorgan Chase Bank at 4 New York Plaza, Outsourcing Department, New York, New York 10004, Attention: Diane Bonnette for the account of The Royal Bank of Scotland plc, telephone number (212) 623-7235, as agent for Buyer by overnight delivery using a nationally recognized insured overnight delivery service.
     (c) Notwithstanding the provisions of Sections 3(a) and 3(b) above requiring the execution of a Transaction Notice and delivery of the Mortgage Files to the Custodian prior to the Purchase Date, with respect to each Transaction involving a Wet Loan or an Undocumented Loan (including any Correspondent Loan that is an Undocumented Loan), Seller shall, in lieu of delivering the Mortgage Files with respect to such Wet Loans and Undocumented Loans on such Purchase Date or date of substitution: (i) prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the related Purchase Date or date of substitution of any Undocumented Loans (other than any Correspondent Loans), deliver to the Custodian an Undocumented Asset Schedule setting forth a list of all such Undocumented Loans and cause the Custodian to deliver to Buyer, by no later than 6:00 p.m. (New York City time) on such preceding Business Day, a Notice of Intent to Issue Trust Receipt with respect thereto in accordance with the Custody Agreement, (ii) prior to 11:00 a.m. (New York City time) on the related Purchase Date or date of substitution of any Undocumented Loans that are Correspondent Loans, deliver to the Custodian a Correspondent Asset Schedule setting forth a list of all such Undocumented Loans that are Correspondent Loans and cause the Custodian to deliver to Buyer, by no later than 1:00 p.m. (New York City time) on such Business Day, a Notice of Intent to Issue Trust Receipt with respect thereto in accordance with the Custody Agreement, (iii) prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the related Purchase Date or date of substitution of any AM Funded Wet Loans deliver to the Custodian a Wet Loan Schedule, setting forth a list of all such AM Funded Wet Loans and cause the Custodian to deliver to Buyer, by no later than 6:00 p.m. (New York City time) on such preceding Business Day, a Notice of Intent to Issue Trust Receipt, with respect thereto, in accordance with the Custody Agreement, (iv) prior to 9:00 a.m. (New York City time) on the Purchase Date or date of substitution of any PM Funded Wet Loans deliver to the Custodian a Wet Loan Schedule setting forth a list of all such PM Funded Wet Loans and cause the Custodian to deliver to Buyer by no later than 11:00 a.m. (New York City time) on such Purchase Date a Notice of Intent to Issue Trust Receipt with respect thereto, in accordance with the Custody Agreement, and (v) in each case, deliver the Mortgage Files to the Custodian and cause the Custodian to deliver a Trust Receipt to Buyer (by telecopier with hard copy to follow on the following Business Day) not later than the day that is ten (10) Business Days following the related Purchase Date or date of substitution, as applicable, indicating that such Wet Loan or Undocumented Loan has converted to a Dry Loan, in accordance with the procedures set forth in the Custody Agreement. The original copies of such Trust Receipts shall be delivered to JPMorgan Chase Bank at 4 New York Plaza, Outsourcing Department, New York, New York 10004, Attention: Diane Bonnette for the account of The Royal Bank of Scotland plc, telephone number (212) 623-7235, as agent for Buyer by overnight delivery using a nationally recognized insured overnight delivery service.

     (d) Upon Seller’s request to enter into a Transaction pursuant to Section 3(a), provided no Default, Event of Default or Event of Termination shall have occurred and be continuing, and provided all conditions precedent set forth in Section 3 and in Sections 9(a) and 9(b) have been met, (i) with respect to Dry Loans or Undocumented Loans (other than any Dry Loans or Undocumented Loans that are Correspondent Loans), by 6:00 p.m. (New York City time) on the Business Day preceding the requested Purchase Date, (ii) with respect to AM Funded Wet Loans, by 6:00 p.m. (New York City time) on the Business Day preceding the requested Purchase Date, (iii) with respect to PM Funded Wet Loans, by 11:00 a.m. (New York City Time) on the requested Purchase Date or (iv) with respect to Correspondent Loans, by 1:00 p.m. on the requested Purchase Date, Buyer shall purchase the Eligible Loans included in the related Transaction Notice by transferring, via wire transfer (pursuant to Wire Instructions provided by Seller to Buyer and, in the case of any Wet Loans or Correspondent Loans, to Disbursement Agent, on or prior to such Purchase Date), the Purchase Price. Buyer shall pay such Purchase Price (i) with respect to Dry Loans or Undocumented Loans (other than any Dry Loans or Undocumented Loans that are Correspondent Loans), not later than 2:00 p.m. (New York City time) on the requested Purchase Date, (ii) with respect to AM Funded Wet Loans, not later than 9:00 a.m. (New York City time) on the requested Purchase Date, (iii) with respect to PM Funded Wet Loans, not later than 11:30 a.m. (New York City time) on the requested Purchase Date and (iv) with respect to Correspondent Loans, not later than 3:00 p.m. on the requested Purchase Date. Purchases of Wet Loans and Correspondent Loans shall be consummated in accordance with the procedures set forth in the Disbursement Agent Agreement.
     (e) [Reserved].
     (f) Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBO Base Rate:
     (i) Buyer determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBO Base Rate” in Section 2 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Transactions as provided herein; or
     (ii) Buyer determines, which determination shall be conclusive, that the Applicable Margin plus the relevant rate of interest referred to in the definition of “LIBO Base Rate” in Section 2 upon the basis of which the rate of interest for Transactions is to be determined is not likely adequately to cover the cost to Buyer of purchasing and holding Assets hereunder; or
     (iii) it becomes unlawful for Buyer to enter into Transactions with a Pricing Rate based on the LIBO Base Rate;
then Buyer shall give Seller prompt notice thereof and, so long as such condition remains in effect, Buyer shall be under no obligation to purchase Assets hereunder, and Seller shall, at its option, either repurchase such Assets or pay a Pricing Rate at a rate per annum as determined by Buyer taking into account the increased cost to Buyer of purchasing and holding the Assets.

     (g) Seller shall repurchase Purchased Assets from Buyer on each related Repurchase Date. Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset. Seller is obligated to obtain the Purchased Assets from Buyer or its designee (including the Custodian) at Seller’s expense on (or after) the related Repurchase Date. Any amounts required to be paid to Buyer under this Section 3(g) must be received by Buyer and the computer tape relating to the Purchased Assets being repurchased under this Section 3(g) must be uploaded to the Buyer’s website by 4:00 p.m. (New York City time) on the related Repurchase Date.
     (h) Provided that the applicable conditions in Sections 9(a) and 9(b) have been satisfied, a Purchased Asset that is repurchased by Seller on the Repurchase Date shall, without further action on the part of Buyer or Seller, become subject to a new Transaction. Buyer shall purchase the related Eligible Assets pursuant to the procedures set forth in Section 3(d). For each new Transaction, unless otherwise agreed, (y) the accrued and unpaid Price Differential shall be settled in cash on each related Repurchase Date, and (z) the Pricing Rate shall be as set forth in the Pricing Side Letter.
     (i) If Seller intends to repurchase any Loans on any day which is not a Repurchase Date, Seller shall give one (1) Business Day’s prior written notice thereof to Buyer. If such notice is given, the Repurchase Price specified in such notice shall be due and payable on the date specified therein, which amount shall include the Price Differential to such date on the amount prepaid. Such early repurchases shall be in an aggregate principal amount of at least $100,000. Any amounts required to be paid to Buyer under this Section 3(i) must be received by Buyer, and the computer tape relating to the Purchased Assets being repurchased under this Section 3(i) must be uploaded to the Buyer’s website, by 4:00 p.m. (New York City time) on such date of repurchase.
     (j) [Reserved.]
     (k) If any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
     (i) shall subject Buyer to any tax of any kind whatsoever with respect to this Agreement or any Assets purchased pursuant to it (excluding net income taxes) or change the basis of taxation of payments to Buyer in respect thereof;
     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Transactions or extensions of credit by, or any other acquisition of funds by any office of Buyer which is not otherwise included in the determination of the LIBO Base Rate hereunder;
     (iii) shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of effecting or maintaining purchases hereunder, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Seller shall promptly pay Buyer such additional amount or amounts as will compensate Buyer for such increased cost or reduced amount receivable thereafter incurred.
     If Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall promptly pay to Buyer such additional amount or amounts as will thereafter compensate Buyer for such reduction.
     If Buyer becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by Buyer to Seller shall be conclusive in the absence of manifest error.
     (l) With respect to each Purchased Participation Certificate that is subject to a Transaction hereunder, the Security that is issued on the related Conversion Date (provided it is an Eligible Security) shall replace the Participation Certificate as the Purchased Asset, and from and after the Conversion Date, the Purchased Asset subject to such Transaction shall be the Purchased Security. For the avoidance of doubt, any Eligible Security that is issued with respect to the Eligible Loans underlying a Purchased Participation Certificate shall, on the Conversion Date, replace the Purchased Participation Certificate and automatically become subject to the Transaction to which the Purchased Participation Certificate was subject. On the Conversion Date or as soon as possible thereafter, Seller shall deliver to Buyer a duly executed Trade Assignment. Seller shall provide Buyer with notice of the identity of the Takeout Investor in respect of such Security on the Conversion Date or as soon as possible thereafter.
4. PAYMENTS; COMPUTATION; COMMITMENT AND NON-UTILIZATION FEES
     (a) Payments. Except to the extent otherwise provided herein, all payments to be made by Seller under this Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the following account maintained by Buyer at JPMorgan Chase Bank, Account Number 140095961, For the A/C of The Royal Bank of Scotland plc, ABA# 021000021, Attn: Brett Kibbe, not later than 2:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Seller acknowledges that it has no rights of withdrawal from the foregoing account.

     (b) Computations. The Price Differential shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.
     (c) Renewal Commitment Fee. Seller agrees to pay to Buyer the Renewal Commitment Fee on the Restatement Effective Date, such payment to be made in Dollars, in immediately available funds, without deduction, set off or counterclaim. Buyer may, in its sole discretion, net such commitment fees from the proceeds of any Purchase Price paid to Seller.
     (d) [Reserved].
     (e) Non-Utilization Fee. On a quarterly basis and on the Termination Date, Buyer shall determine the average quarterly utilization during the preceding quarter (or with respect to the Termination Date, during the period from the date through which the last non-utilization fee calculation has been made to the Termination Date) by Seller by dividing (a) the sum of the Purchase Prices outstanding on each day during such period, by (b) the number of days in such period. If such average amount determined for any period as a percentage of the Committed Amount (the “Utilization Percentage”) is less than 30%, Seller shall pay to Buyer on the Payment Date on or immediately succeeding such date of calculation or Termination Date, as applicable, a non-utilization fee equal to the product of (i) 0.15% per annum, times (ii) the Committed Amount, times (iii) 1 minus the Utilization Percentage (the “Non-Utilization Fee”). If the Utilization Percentage in any period is greater than or equal to 30%, Buyer shall not be paid a Non-Utilization Fee for that period. All payments shall be made to Buyer in Dollars, in immediately available funds, without deduction, setoff or counterclaim. Buyer may, in its sole discretion, net such Non-Utilization Fee from the proceeds of any Purchase Price paid to any Seller.
5. TAXES; TAX TREATMENT
     (a) All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income of Buyer by the United States, a state or a foreign jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by Seller for its own account not later than the date when due. If Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (d) pay to Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

     (b) In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).
     (c) Seller agrees to indemnify Buyer for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 5, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that Buyer shall have provided Seller with evidence, reasonably satisfactory to Seller, of payment of Taxes or Other Taxes, as the case may be.
     (d) Any Buyer that is not incorporated under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) shall provide Seller with properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a Buyer. Each Foreign Buyer will resubmit the appropriate form on the earliest of (A) the third anniversary of the prior submission or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Foreign Buyer as defined in Treas. Reg. Section 1.1441-1(e)(4)(ii)(D). For any period with respect to which a Foreign Buyer has failed to provide Seller with the appropriate form or other relevant document pursuant to this Section 5(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Taxes or indemnification under Section 5(c) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Seller shall, at no cost or expense to Seller, take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.
     (e) Without prejudice to the survival of any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 5 shall survive the termination of this Agreement. Nothing contained in this Section 5 shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.
     (f) Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and that the Purchased Assets are owned by Seller in the absence of an Event of Default by Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

6. MARGIN MAINTENANCE
     (a) If at any time the aggregate Market Value of all Purchased Assets subject to all Transactions is less than the aggregate MV Margin Amount for all such Transactions (such event, a “Margin Deficit”), then Buyer may, by notice to Seller, require Seller in such Transactions to transfer to Buyer cash or, at Buyer’s option (and provided Seller has additional Eligible Assets), additional Eligible Assets (“Additional Purchased Assets”) within the timeframes set forth in Section 6(b), so that the cash and aggregate Market Value of the Purchased Assets, including any such Additional Purchased Assets, will thereupon equal or exceed such aggregate MV Margin Amount (either requirement, a “Margin Call”); provided that if Seller transfers cash, Buyer shall apply such cash in reduction of the then outstanding Repurchase Price, such application to occur on the date of receipt by Buyer or, if such receipt occurs after 5:00 p.m. (New York City time), on the immediately succeeding Business Day.
     (b) Notice required pursuant to Section 6(a) may be given by any means provided in Section 21. Any notice given on a Business Day at or prior to 11:00 a.m. (New York City time) shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the same Business Day. Any notice given on a Business Day following 11:00 a.m. (New York City time) shall be met, and the related Margin Call satisfied, no later than 1:00 p.m. (New York City time) on the following Business Day. The failure of Buyer, on any one or more occasions, to exercise its rights under this Section 6, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.
7. INCOME PAYMENTS
     Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Asset subject to that Transaction, such Income shall be the property of Buyer. Notwithstanding the foregoing, and provided no Default or Event of Default has occurred and is continuing, Buyer agrees that Seller shall be entitled to receive an amount equal to all Income (other than any Third Party Loan Purchase Proceeds) received in respect of the Purchased Assets, whether by Buyer, Custodian, Disbursement Agent or any servicer or any other Person, which is not otherwise received by Seller, to the full extent it would be so entitled if the Purchased Assets had not been sold to Buyer; provided that any Income received by Seller while the related Transaction is outstanding shall be deemed to be held by Seller solely in trust for Buyer pending the repurchase on the related Repurchase Date; provided further that Seller shall hold all such Income (other than any Third Party Loan Purchase Proceeds) in the Collection Account. Seller shall deposit all Income (other than any Third Party Loan Purchase Proceeds) received by it into the Collection Account within three (3) Business Days of Seller’s receipt thereof. Seller shall direct all third party purchasers to deposit directly to the Third Party Loan Purchase Proceeds Account the purchase price and all other amounts that relate to any third party’s purchase from Seller from time to time of Purchased Assets that are subject to Transactions under this Agreement. The Third Party Loan Purchase Proceeds Account Bank shall transfer, on each Business Day, or more often at the discretion of Seller, all amounts held in the Third Party Loan Purchase Proceeds Account to an account designated by Buyer. Provided no Default or Event of Default has occurred, Buyer shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as Buyer shall reasonably determine in its sole discretion), on the Repurchase Date following the date any Income (including any Third Party Loan Purchase Proceeds remaining after giving effect to Buyer’s application on such Repurchase Date of amounts that were deposited in the Third Party Loan Purchase Proceeds Account as described in this Section 7) is received by Buyer in the Collection Account or in the Third Party Loan Purchase Proceeds Account (or a servicer on its behalf) either (i) transfer (or permit the servicer or Seller to transfer) to Seller such Income with respect to any Purchased Assets subject to such Transaction and with respect to any asset of Seller that is no longer subject to a Transaction, or (ii) if (x) a Margin Deficit then exists, or (y) any other Obligations then due and owing by Seller to Buyer have not been paid in full, apply the Income payment to reduce the amount, if any, to be transferred to Buyer by Seller upon termination of such Transaction. Buyer shall not be obligated to take any action pursuant to the preceding sentence (A) to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash or Additional Purchased Assets sufficient to eliminate such Margin Deficit, (B) any other Obligations then due and owing by Seller to Buyer remain unpaid unless Seller shall transfer to Buyer cash in an amount sufficient to satisfy such Obligations, or (C) if a Default or an Event of Default has occurred and is then continuing at the time such Income is paid.
8.	SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT
     (a) Seller and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Seller’s performance of all of its Obligations and as security for Seller’s, Guarantor’s or any of their respective Affiliate’s or Subsidiary’s performance of its obligations (other than the obligations of an Asset Securitization Subsidiary or Guarantor’s obligations in connection with the Revolving Credit Agreement) under any agreement (other than an agreement related to Securitization Indebtedness or the Revolving Credit Agreement) by and among any such Person, on the one hand, and Buyer or any of Buyer’s Affiliates, on the other hand, Seller hereby grants Buyer a fully perfected first priority security interest in all of Seller’s rights, title and interest in and to the following property, whether now owned or existing or hereafter acquired or arising: (i) all Purchased Assets identified on a Transaction Notice delivered by Seller to Buyer and the Custodian from time to time, (ii) any other collateral pledged or otherwise relating to such Purchased Assets, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, Loan accounting records and other books and records relating thereto in the possession of Seller or Custodian, (iii) the Records, (iv) the Collection Account, the Third Party Loan Purchase Proceeds Account, all Income relating to such Purchased Assets and all Third Party Loan Purchase Proceeds, (v) all Takeout Commitments and Trade Assignments related to the Purchased Assets (including the rights to receive the related Takeout Price and the Related Security as evidenced by such Trade Assignments), (vi) all FHA Mortgage Insurance Contracts and VA Loan Guaranty Agreements relating to such Purchased Assets, (vii) all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Purchased Assets and all claims and payments thereunder and all rights of Seller to receive from any third party or to take delivery of any of the foregoing, (viii) all interests in real property collateralizing any Purchased Assets, (ix) all other insurance policies and insurance proceeds relating to any Purchased Assets or the related Mortgaged Property and all rights of Seller to receive from any third party or to take delivery of any of the foregoing, (x) any purchase agreements or other agreements, contracts or takeout commitments relating to or constituting any or all of the foregoing and all rights to receive documentation relating thereto, (xi) all “accounts”, “chattel paper”, “commercial tort claims”, “deposit accounts”, “documents,” “equipment”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter of credit rights”, and “securities’ accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds relating to or constituting any or all of the foregoing, and (xii) any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing (collectively the “Purchased Items”).
     (b) Seller acknowledges and agrees that its rights with respect to the Purchased Items (including without limitation, any security interest Seller may have in the Purchased Assets and any other collateral granted by Seller to Buyer pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyer hereunder.
     (c) Seller hereby grants and pledges to Buyer a first priority security interest in all of its rights, title and interest in and to the servicing of the Purchased Assets, if any, and the rights and proceeds related thereto, and in all instances whether now owned or existing or hereafter acquired or arising. In addition, Seller, in its capacity as Servicer, further grants and pledges to Buyer a first priority security interest in all of its rights, title and interest in and to all documentation and rights to receive documentation related to the servicing of each of the Purchased Assets, and all Income related to the Purchased Assets received by Seller, in its capacity as Servicer, and all rights to receive such Income, and all products, proceeds and distributions relating to or constituting any or all of the foregoing, and in all instances whether now owned or existing or hereafter acquired or arising (collectively, and together with the pledge of the servicing of the Purchased Assets in this clause (c), the “Related Credit Enhancement”). The Related Credit Enhancement is hereby pledged as further security for Seller’s Obligations to Buyer hereunder.
     (d) At any time and from time to time, upon the written request of Buyer, and at the sole expense of Seller, Seller will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Purchased Items and the liens created hereby. Seller also hereby authorizes Buyer to file any such financing or continuation statement to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction. This Agreement shall constitute a security agreement under applicable law.

     (e) Seller shall not (i) change the location of its chief executive office/chief place of business from that specified in Section 12(l) hereof, (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Purchased Items, or (iii) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given Buyer at least 30 days prior written notice thereof and shall have delivered to Buyer all Uniform Commercial Code financing statements and amendments thereto as Buyer shall request and taken all other actions deemed reasonably necessary by Buyer to continue its perfected status in the Purchased Items with the same or better priority.
     (f) Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion, for the purpose of carrying out the terms of this Agreement, including without limitation, protecting, preserving and realizing upon the Purchased Items and any Related Credit Enhancement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, including without limitation, to protect, preserve and realize upon the Purchased Items and any Related Credit Enhancement, to file such financing statement or statements relating to the Purchased Items and any Related Credit Enhancement as Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by, but with notice to, Seller, if an Event of Default shall have occurred and be continuing, to do the following:
     (i) in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Items and any Related Credit Enhancement and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any Purchased Items and any Related Credit Enhancement whenever payable;
     (ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items;
     (iii) (A) to direct any party liable for any payment under any Purchased Items or Related Credit Enhancement to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct including, without limitation, to send “goodbye” letters on behalf of Seller and any applicable Servicer and Section 404 Notices on behalf of Buyer; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items or Related Credit Enhancement; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Items or Related Credit Enhancement; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or Related Credit Enhancement or any proceeds thereof and to enforce any other right in respect of any

Purchased Items or Related Credit Enhancement; (E) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Items or Related Credit Enhancement; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Items or Related Credit Enhancement as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Items and Related Credit Enhancement and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.
          Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.
          Seller also authorizes Buyer, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 19 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items and Related Credit Enhancement.
     (g) The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Purchased Items and Related Credit Enhancement and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.
     (h) If Seller fails to perform or comply with any of its agreements contained in the Program Documents then Buyer may itself perform or comply, or otherwise cause performance or compliance, with such agreement, and the reasonable out-of-pocket expenses of Buyer incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by Seller to Buyer on demand and shall constitute Obligations.
     (i) Buyer’s duty with respect to the custody, safekeeping and physical preservation of the Purchased Items and any Related Credit Enhancement in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as Buyer deals with similar property for its own account. Neither Buyer nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Purchased Items or any Related Credit Enhancement or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Purchased Items upon the request of Seller or otherwise.
     (j) All authorizations and agencies herein contained with respect to the Purchased Items and any Related Credit Enhancement are irrevocable and powers coupled with an interest.

9. CONDITIONS PRECEDENT
     (a) As conditions precedent to the initial Transaction to be consummated on or after the Restatement Effective Date, Buyer shall have received on or before the date on which such initial Transaction is consummated the following, in form and substance satisfactory to Buyer and duly executed by each party thereto (as applicable):
     (i) Program Documents. The Program Documents duly executed and delivered by Seller thereto and being in full force and effect, free of any modification, breach or waiver.
     (ii) Organizational Documents. A good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of Seller, in each case dated as of a recent date, but in no event more than ten (10) days prior to the date of such initial Transaction and of all corporate or other authority for Seller with respect to the execution, delivery and performance of the Program Documents and each other document to be delivered by Seller from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from Seller to the contrary).
     (iii) Incumbency Certificate. An incumbency certificate of the secretary or assistant secretary of Seller certifying the names, true signatures and titles of Seller’s representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;
     (iv) Legal Opinion. A legal opinion of counsel to Seller and Guarantor, substantially in the form attached hereto as Exhibit C.
     (v) Filings, Registrations, Recordings. (i) Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of Buyer, a perfected, first-priority security interest in the Purchased Items and any Related Credit Enhancement, subject to no Liens other than those created hereunder, shall have been properly prepared for filing (including the applicable county(ies) if Buyer determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; and (ii) UCC lien searches, dated as of a recent date, in no event more than 14 days prior to the date of such initial Transaction, in such jurisdictions as shall be applicable to Seller, the Purchased Items and any Related Credit Enhancement, the results of which shall be satisfactory to Buyer.
     (vi) Fees and Expenses. Buyer shall have received all fees (including, without limitation, the Renewal Commitment Fee) and expenses required to be paid by Seller on or prior to such initial Purchase Date, including all legal fees the amount of which shall be agreed between Buyer and Seller prior to the date hereof incurred in connection with the drafting, negotiating and execution of the Program Documents, which fees and expenses may be netted out of any purchase proceeds paid by Buyer hereunder; provided that any such fees or expenses shall have been billed to the Seller on or prior to such initial Purchase Date.
     (vii) Financial Statements. Buyer shall have received the financial statements referenced in Section 12(b).
     (viii) Underwriting Guidelines. Buyer and Seller shall have agreed upon Seller’s current PHH Mortgage Guidelines for Loans and Buyer shall have received a copy thereof certified by a Responsible officer of Seller.
     (ix) Consents, Licenses, Approvals, etc. Buyer shall have received copies certified by Seller of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Seller of, and the validity and enforceability of, the Loan Documents, which consents, licenses and approvals shall be in full force and effect.
     (x) Insurance. Buyer shall have received evidence in form and substance satisfactory to Buyer showing compliance by Seller as of such initial Purchase Date with Section 13(v) hereof.
     (xi) Collection Account and Third Party Loan Purchase Proceeds Account. Evidence of the establishment of the Collection Account and Third Party Loan Purchase Proceeds Account.
     (xii) Due Diligence. Buyer shall have received evidence in form and substance satisfactory to Buyer with respect to a due diligence review of the Seller.
     (xiii) Other Documents. Buyer shall have received such other documents as Buyer or its counsel may reasonably request.
     (b) The obligation of Buyer to enter into each Transaction pursuant to this Agreement (including the initial Transaction to be consummated on or after the Restatement Effective Date) is subject to the following further conditions precedent, both immediately prior to any Transaction and also after giving effect thereto and to the intended use of the proceeds thereof:
     (i) No Default, Event of Default or Event of Termination shall have occurred and be continuing.
     (ii) The representations and warranties made by Seller in Section 12 and Schedule 1-A hereof (and, in the case of a Fannie Mae Loan, Schedule 1-B hereof, and, in the case of a Freddie Mac Loan, Schedule 1-C hereof) and in each of the other Program Documents, shall be true and complete on and as of the Purchase Date in all material respects (in the case of the representations and warranties in Section 12(v), 12(w) and Schedules 1-A, 1-B and 1-C, solely with respect to Loans which have not been repurchased by Seller) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). At the request of Buyer, Buyer shall have received an officer’s certificate signed by a Responsible Officer of Seller certifying as to the truth and accuracy of the above, which certificate shall specifically include a statement that Seller is in compliance with all governmental licenses and authorizations and is qualified to do business and in good standing in all required jurisdictions except where the lack of such license and/or authorizations would not be reasonably likely to have a Material Adverse Effect or any Material Adverse Effect with respect to any particular Asset proposed to be subject to such Transaction.
     (iii) The then aggregate outstanding Purchase Price for all Purchased Assets, when added to the Purchase Price for the requested Transaction, without duplication, shall not exceed the Maximum Aggregate Purchase Price. Each Asset subject to such Transaction shall satisfy all Eligible Asset criteria.
     (iv) Subject to Buyer’s right to perform one or more Due Diligence Reviews pursuant to Section 44 hereof, Buyer shall have completed its Due Diligence Review of the Assets, including the Mortgage File for each Loan subject to such Transaction and such other documents, records, agreements, instruments, Mortgaged Properties or information relating to such Assets as Buyer in its sole discretion deems appropriate to review and such review shall be satisfactory to Buyer in its sole discretion.
     (v) Buyer or its designee shall have received on or before the day of a Transaction with respect to any Purchased Assets (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:
(A)	The Transaction Notice and Asset Schedule with respect to such Purchased Assets, delivered pursuant to Section 3(a);

(B)	The Dry Loan Trust Receipt with respect to such Purchased Assets consisting of Dry Loans (including any Correspondent Loan that is a Dry Loan), the Undocumented Loan Trust Receipt with respect to such Purchased Assets consisting of Undocumented Loans (including any Correspondent Loan that is an Undocumented Loan), and the Wet Loan Trust Receipt with respect to such Purchased Assets consisting of Wet Loans, in each case separately identifying such categories of Loans as Buyer may from time to time request pursuant to the terms and provisions of the Applicable Custodial Agreement and with the related Custodian Loan Transmission and Exception Report or Undocumented Loan Schedule, Correspondent Loan Schedule (with respect to any Correspondent Loan that is an Undocumented Loan) and Wet Loan Schedule, as applicable, attached;

(C)	If any of the Loans that are proposed to be sold are Early Purchase Program Loans, for each such Loan: (i) a fully completed, executed and authenticated Eligible Participation Certificate, (ii) a copy of the fully completed Form HUD 11705 (Schedule of Subscribers), Fannie Mae Form 2014 (Delivery Schedule), Freddie Mac Form 381 (Contract Delivery

Summary) or Freddie Mac Form 939 (Settlement and Information Multiple Registration Form), as applicable, designating Buyer as the party authorized to receive the related Securities, duly executed by Seller, (iii) a copy of the Form HUD 11706 (Schedule of Pooled Mortgages) and the reverse side of Form HUD 11706 (Initial Certification), Fannie Mae Form 2005 (Schedule of Mortgages with Magnetic Tape Format Instructions), Freddie Mac Form 11 (Mortgage Submission Schedule) or Freddie Mac Form 13SF (Mortgage Submission Voucher) or Selling System computer tape, as applicable, that has been delivered to the applicable Agency indicating Custodian’s initial certification of the Related Loans evidenced by the Participation Certificate that is proposed to be purchased;

(D)	Such certificates, customary opinions of counsel or other documents as Buyer may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Buyer in its commercially reasonable judgment; and

(E)	With respect to each Correspondent Loan, Buyer shall have received a Correspondent Seller Release for such Purchased Asset that is duly executed and delivered by the related Correspondent Seller by no later than the time set forth in Section 3(a) hereof.
     (vi) [Reserved].
     (vii) With respect to any Loan that was funded in the name of, or acquired by, a Qualified Originator which is an Affiliate of Seller, Buyer may, in its sole discretion, require Seller to provide evidence sufficient to satisfy Buyer that such Loan was acquired in a legal sale, including without limitation, an opinion, in form and substance and from an attorney, in both cases, acceptable to Buyer in its sole discretion, that such Loan was acquired in a legal sale.
     (viii) None of the following shall have occurred and/or be continuing:
     i. an event or events resulting in the inability of Buyer to finance its purchases of assets with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events or a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under or otherwise comply with the terms of this Agreement; or
     ii. any other event beyond the control of Buyer which Buyer reasonably determines may result in Buyer’s inability to perform its obligations under this Agreement including, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing.
     (ix) If any Loans to be purchased hereunder were acquired by Seller, such Loans shall conform to the Underwriting Guidelines or Buyer shall have received underwriting guidelines for such Loans acceptable to Buyer in its discretion.
     (x) If any Loans are serviced by a Servicer other than Seller or by a Subservicer, Buyer shall have received, no later than 10:00 a.m. three (3) days prior to the requested Purchase Date for such Loans, an Instruction Letter, executed by Seller, with the related Servicing Agreement attached thereto, which such Servicing Agreement shall be in form and substance acceptable to Buyer.
     (xi) In no event shall Buyer be required to enter into (A) more than seven (7) Transactions in any one Business Day, nor (B) any Transaction whose Purchase Price would be less than $1,000,000.
     (xii) Buyer shall have determined that all actions necessary or, in the opinion of Buyer, desirable to maintain Buyer’s perfected interest in the Purchased Assets, other Purchased Items and Related Credit Enhancement have been taken, including, without limitation, duly filed Uniform Commercial Code financing statements on Form UCC 1.
     (xiii) Seller shall have paid to Buyer all fees and expenses owed to Buyer in accordance with this Agreement and any other Program Document.
     (xiv) Buyer or its designee shall have received any other documents reasonably requested by Buyer.
     (xv) There is no Margin Deficit at the time immediately prior to entering into a new Transaction.
     (xvi) With respect to each Purchased Asset that is subject to a security interest in favor of a Person other than Buyer (including any precautionary security interest) immediately prior to the Purchase Date, Buyer shall have received a Security Release Certification for such Purchased Asset that is duly executed by such secured party and Seller. Upon the request of Buyer, such secured party shall have filed Uniform Commercial Code termination statements in respect of Uniform Commercial Code filings made, if any, in respect of such Assets, and each such release and Uniform Commercial Code termination statement has been delivered to Buyer prior to each Transaction and to the Custodian as part of the Asset File.
10. RELEASE OF PURCHASED ASSETS
     (a) With respect to any Purchased Asset, other than any Purchased Asset that is sold by Seller to Fannie Mae in an Early Funding Transaction, upon timely payment in full of the Repurchase Price with respect to such Purchased Asset and all other Obligations (if any) then owing, unless a Default, Event of Default or Event of Termination shall have occurred and be continuing, then (i) Buyer shall be deemed to have terminated any security interest that Buyer may have in such Purchased Asset and any Purchased Items solely related to such Purchased Asset and (ii) with respect to such Purchased Asset, Buyer shall direct Custodian to release such Purchased Asset and any Purchased Items solely related to such Purchased Asset to Seller and shall execute such customary security interest release documents as may be reasonably requested by Seller, in each case unless such release and termination would give rise to or perpetuate a Margin Deficit. Notwithstanding the foregoing, Buyer shall release all Purchased Items, notwithstanding the occurrence of an Event of Termination, upon payment in full by Seller pursuant to Section 17 of the Repurchase Price for all Purchased Items then subject to outstanding Transactions and payment in full of all other Obligations then due to Buyer or any of Buyer’s Affiliates. Except as set forth in Section 16, Seller shall give at least one (1) Business Day’s prior written notice to Buyer if such repurchase shall occur on any date other than the Repurchase Date as specified in Section 3(i). If such release and termination gives rise to or perpetuates a Margin Deficit, Buyer shall notify Seller of the amount thereof and Seller shall thereupon satisfy the Margin Call in the manner specified in Section 6.
     (b) In the case of any Purchased Asset to be sold by Seller to Fannie Mae in an Early Funding Transaction, Seller shall, at least 1 Business Day prior to the related date of purchase by Fannie Mae, (i) upload to Buyer’s system loan-level information relating to the Purchased Assets to be sold by Seller to Fannie Mae in connection with such Early Funding Transaction (such information to be contained in a file relating only to the Purchased Assets to be sold by Seller to Fannie Mae in such Early Funding Transaction) and (ii) wire transfer the Shortfall Amount, if any, relating to such Early Funding Transaction to Buyer’s account in accordance with the Wiring Instructions set forth in Section 2 of the applicable Tri-Party Agreement. In the event that Buyer shall not have received from Seller, by 12:00 noon (Eastern time) on the purchase date for any Early Funding Transaction, the entire Shortfall Amount relating to such Early Funding Transaction, Buyer shall send to Fannie Mae a Cut-Off Notice by no later than the applicable Cut-Off Time. With respect to any Purchased Asset to be sold to Fannie Mae in an Early Funding Transaction, if Buyer shall not have sent to Fannie Mae a Cut-Off Notice identifying such Purchased Asset at or prior to the applicable Cut-Off Time in accordance with Section 1(c) of the applicable Tri-Party Agreement, upon receipt of the Purchase Proceeds with respect to such Purchased Asset in the Third Party Loan Purchase Proceeds Account (a) Buyer shall be deemed to have terminated any security interest that Buyer may have in such Purchased Asset and any Purchased Items solely related to such Purchased Asset and (b) with respect to such Purchased Asset, Buyer shall direct Custodian to release such Purchased Asset and any Purchased Items solely related to such Purchased Asset to Fannie Mae and shall cause the execution of such customary security interest release documents as may be reasonably requested by Fannie Mae. Nothing in the foregoing sentence shall be construed as a waiver or satisfaction of Seller’s obligation to remit any Shortfall Amount or any other amount due and owing to Buyer pursuant to this Agreement. If such release and termination gives rise to or perpetuates a Margin Deficit, Buyer shall notify Seller of the amount thereof and Seller shall thereupon satisfy the Margin Call in the manner specified in Section 6.
     (c) Buyer hereby represents and warrants to Seller that, as of the time on each Repurchase Date that Buyer shall have received the Repurchase Price and released its interest in the related Purchased Assets in accordance with the terms herein, such Purchased Assets repurchased by Seller will be free and clear of all claims, liens, security interests and/or other encumbrances created by or through Buyer.

11. RELIANCE
     With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf.
12. REPRESENTATIONS AND WARRANTIES
     Seller represents and warrants to Buyer that throughout the term of this Agreement:
     (a) Existence. Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) is in compliance in all material respects with all Requirements of Law.
     (b) Financial Condition. Seller has heretofore furnished to Buyer a copy of its (1) consolidated balance sheet for the fiscal year ended December 31, 2009 and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of a nationally recognized public accounting firm and (2) unaudited consolidated balance sheet for the quarterly fiscal period(s) ended March 31, 2010 and the related unaudited consolidated statements of income and retained earnings and of cash flows for it for such quarterly fiscal period(s), setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of Seller and its Subsidiaries and the consolidated results of their operations for the fiscal year or quarter, as applicable, ended on said date, all in accordance with GAAP applied on a consistent basis. Since December 31, 2009 there has been no development or event nor any prospective development or event which has had or should reasonably be expected to have a Material Adverse Effect.
     (c) Litigation. There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against Seller or any of its Subsidiaries or Affiliates, other than actions, suits, arbitrations, investigations or proceedings disclosed on Schedule 5 hereto, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect or (ii) which questions the validity or enforceability of any of the Program Documents or any action to be taken in connection with the transactions contemplated thereby and there is a reasonable likelihood of a Material Adverse Effect or adverse decision.

     (d) No Breach. Neither (a) the execution and delivery of the Program Documents, or (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter or by-laws of Seller, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which Seller, or any of its Subsidiaries, is a party or by which any of them or any of their property is bound or to which any of them or their property is subject, or constitute a default under any such material agreement or instrument, or (except for the Liens created pursuant to this Agreement) result in the creation or imposition of any Lien upon any property of Seller or any of its Subsidiaries, pursuant to the terms of any such agreement or instrument.
     (e) Action. Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Documents to which it is a party; the execution, delivery and performance by Seller of each of the Program Documents to which it is a party has been duly authorized by all necessary corporate or other action on its part; and each Program Document has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.
     (f) Approvals. No authorizations, approvals or consents of, and no filings or registrations with (other than certain UCC filings or 8-K filings with the Securities and Exchange Commission), any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by Seller of the Program Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Agreement.
     (g) Taxes. Seller and its Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for (i) any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided or (ii) any such taxes for which an extension has been obtained in compliance with applicable law. The charges, accruals and reserves on the books of Seller and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Seller, adequate. Any taxes, fees and other governmental charges payable by Seller in connection with a Transaction and the execution and delivery of the Program Documents have been paid.
     (h) Investment Company Act. Neither Seller nor any of its Subsidiaries is required to register as an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

     (i) Reserved.
     (j) Compliance with Law. No practice, procedure or policy employed or proposed to be employed by Seller in the conduct of its business violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect.
     (k) No Default. None of Seller, Guarantor nor any of their respective Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect unless such default is a default under the Revolving Credit Agreement that has been expressly waived by RBS. No Default, Event of Default or Event of Termination described in Section 17(a)(ii) or Section 17(a)(iii) has occurred and is continuing.
     (l) Chief Executive Office; Chief Operating Office. Seller’s chief executive office and chief operating office on the Restatement Effective Date is located at 1 Mortgage Way, Mount Laurel, New Jersey 08054. During the four months immediately preceding the Restatement Effective Date, Seller continuously conducted it business solely in its own name at all times, did not change its name, maintained its chief executive office in the jurisdiction in which presently located and was organized at all times under the laws of the State of New Jersey.
     (m) Location of Books and Records. The location where Seller keeps its books and records including all computer tapes and records relating to the Purchased Items is its chief executive office or chief operating office or the offices of the Custodian, provided that, Seller may keep backup copies of its books and records at other locations.
     (n) True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller or any of its Subsidiaries to Buyer in connection with the negotiation, preparation, delivery or performance of this Agreement and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto or in connection herewith or therewith, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Seller or any of its Subsidiaries to Buyer in connection with this Agreement and the other Program Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of Seller that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Program Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.
     (o) Consolidated Net Worth; Indebtedness Ratio. Guarantor’s Consolidated Net Worth on the last day of any fiscal quarter is not less than $1,000,000,000. The ratio of Indebtedness of the Guarantor and its Consolidated Subsidiaries to Guarantor’s Tangible Net Worth does not exceed 6.5 to 1.0.

     (p) ERISA. Each Plan to which Seller or its Subsidiaries make direct contributions, and, to the knowledge of Seller, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which Seller would be under an obligation to furnish a report to Buyer under Section 13(a)(v) hereof. The present value of all accumulated benefit obligations under each Plan subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans. Seller and its Subsidiaries do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law at no cost to the employer (collectively, “COBRA”).
     (q) Licenses. Buyer will not be required as a result of purchasing the Loans to be licensed, registered or approved or to obtain permits or otherwise qualify (i) to do business in any state in which it is currently so required or (ii) under any state or other jurisdiction’s consumer lending, fair debt collection or other applicable state or other jurisdiction’s statute or regulation.
     (r) Filing Jurisdictions; Relevant States. Schedule 2 sets forth all of the jurisdictions and filing offices in which a financing statement should be filed in order for Buyer to perfect its security interest in the Purchased Items. Schedule 3 sets forth all of the states or other jurisdictions in which Seller originates Loans in its own name or through brokers on the date of this Agreement.
     (s) True Sales. Any and all interest of a Qualified Originator in, to and under any Loan funded in the name of or acquired by such Qualified Originator or seller which is an Affiliate of Seller has been sold, transferred, conveyed and assigned to Seller pursuant to a legal sale and such Qualified Originator retains no interest in such Loan, and if so requested by Buyer, such sale is covered by an opinion of counsel to that effect in form and substance acceptable to Buyer.
     (t) No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of Seller or any of its Subsidiaries has a Material Adverse Effect.
     (u) Subsidiaries. All of the Subsidiaries of Seller at the date hereof are listed on Schedule 4 to this Agreement.
     (v) Origination and Acquisition of Loans. The Loans were originated or acquired by Seller, and the origination and collection practices used by Seller or Qualified Originator, as applicable, with respect to the Loans have been, in all material respects legal, proper, prudent and customary in the residential mortgage loan origination and servicing business, and in accordance with the Underwriting Guidelines or the Agency Guidelines. With respect to Loans acquired by Seller, all such Loans are in conformity with the Underwriting Guidelines. Each of the Assets complies with the representations and warranties listed in Schedule 1-A hereto (and, in the case of Fannie Mae Loans, Schedule 1-B hereto, and, in the case of Freddie Mac Loans, Schedule 1-C hereto).
     (w) No Adverse Selection. Seller used no selection procedures that identified the Eligible Assets as being less desirable or valuable than other comparable Assets owned by Seller.
     (x) Seller Solvent; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Seller in accordance with GAAP) of Seller and Seller is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. Seller is not transferring any Assets with any intent to hinder, delay or defraud any of its creditors.
     (y) No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if Seller has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.
     (z) MERS. Seller is a member of MERS in good standing.
     (aa) [Reserved].
     (bb) [Reserved].
     (cc) Insured Closing Letter. As of the date hereof and as of the date of each delivery of a Wet Loan, Seller has obtained an Insured Closing Letter, closing protection letter or similar authorization letter from a nationally recognized title insurance company approved by Buyer, which letter shall be retained in the files of Seller for a period of no less than six (6) months from the date of delivery for such Wet Loan and, upon request by Buyer, all such Insured Closing Letters or similar letters in possession of Seller shall be made available for audit by Buyer or its designee. Among other things, the Insured Closing Letter covers any losses occurring due to the fraud, dishonesty or mistakes of the closing agent. The Insured Closing Letter inures to the benefit of, and the rights thereunder may be enforced by, the loan originator and its successors and assigns, including Buyer.

     (dd) Closing Instruction Letter. As of the Purchase Date with respect to each Wet Loan, the Settlement Agent has been provided a Closing Instruction Letter.
     (ee) [Reserved].
     (ff) [Reserved].
     (gg) [Reserved].
     (hh) [Reserved].
     (ii) Third Party Loan Purchase Proceeds Account. Seller has directed all third party purchasers to deposit into the Third Party Loan Purchase Proceeds Account the purchase price and all other amounts to be deposited by any third party purchaser into the Third Party Loan Purchase Proceeds Account in connection with such third party’s purchase from Seller from time to time of Purchased Assets that are subject to Transactions under this Agreement immediately prior to such purchase. Seller shall have no right of withdrawal from the Third Party Loan Purchase Proceeds Account.
     (jj) Errors and Omissions Insurance. As of the Restatement Effective Date, and as of the date of each delivery of a Wet Loan, Seller has obtained a certificate of the related insurer certifying to the existence of errors and omissions insurance and/or mortgage impairment insurance maintained in sufficient amounts with financially sound and reputable insurance companies in accordance with Section 13(v) with respect to such Wet Loan (or written evidence that Seller’s blanket bond coverage maintained in accordance with Section 13(v) is in effect with respect to such Wet Loan). Such insurance policies inure to the benefit of, and the rights thereunder may be enforced by, Seller and its successors and assigns, including Buyer.
     (kk) Instructions to Disbursement Agent. The wire amounts set forth in the Wire Instructions provided to the Disbursement Agent pursuant to Section 3(a), Section 3(b) and Section 3(e) of the Disbursement Agent Agreement are identical to the balances set forth in the related Wet Loan Schedule (with respect to Wet Loans) and the related Correspondent Loan Schedule (with respect to Correspondent Loans), in either case provided to Buyer and no discrepancy exists between the information set forth in such Wire Instructions and the related Wet Loan Schedule or related Correspondent Loan Schedule, as applicable.
     (ll) [Reserved].
     (mm) Agency Approvals. Seller has all requisite Approvals and is in good standing with each Agency; provided, however, there shall be no breach of the representation and warranty pursuant to this Section 13(mm) in the event Seller fails to have all requisite Approvals from any Agency as a result of a Voluntary Approval Termination.
     (nn) No Adverse Actions. Seller has not received from any Agency or HUD a written notice of extinguishment or a written notice indicating material breach, material default or material non-compliance which Buyer reasonably determines may entitle such Agency or HUD to terminate, suspend, sanction or levy penalties against Seller, or a written notice from any Agency or HUD indicating any adverse fact or circumstance in respect of Seller which Buyer reasonably determines may entitle such Agency or HUD, as the case may be, to revoke any Approval or otherwise terminate or suspend Seller as an approved issuer, seller or servicer, as applicable, or with respect to which such adverse fact or circumstance has caused any Agency or HUD to terminate Seller; provided that, there shall be no breach of the representation and warranty pursuant to this Section 13(nn) in the event Seller fails to have all requisite Approvals from any Agency as a result of a Voluntary Approval Termination.
13. COVENANTS OF SELLER
     Seller covenants and agrees with Buyer that during the term of this Agreement:
     (a) Financial Statements and Other Information; Financial Covenants.
     Seller shall deliver to Buyer:
     (i) As soon as available and in any event within forty-five (45) days after the end of each of the first three quarterly fiscal periods of each fiscal year of Seller, a certification in the form of Exhibit A to the attention of Ann Marie Petrovcik, Telephone: (203) 897-2553, Facsimile: (203) 873-4772, together with the consolidated balance sheets of Seller and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for Seller and the consolidated Subsidiaries of Seller for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of Seller, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Seller and the Subsidiaries of Seller in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);
     (ii) As soon as available and in any event within ninety (90) days after the end of each fiscal year of Seller, a certification in the form of Exhibit A to the attention of Ann Marie Petrovcik, Telephone: (203) 897-2553, Facsimile: (203) 897-4772, together with the consolidated balance sheets of Seller and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for Seller and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Seller and its consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP;
     (iii) From time to time such other information regarding the financial condition, operations, or business of Seller as Buyer may reasonably request;
     (iv) As soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer knows, or with respect to any Plan or Multiemployer Plan to which Seller, or any Subsidiaries of Seller makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of Seller setting forth details respecting such event or condition and the action, if any, that Seller or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Seller or an ERISA Affiliate with respect to such event or condition):
     a. any reportable event, as defined in Section 4043(c) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Sections 412, 430, 431 and 432 of the Code or Sections 302-305 (inclusive) of ERISA, including, without limitation, the failure to make on or before its due date a required installment under any such Section, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(c) of the Code); and any request for a waiver under Section 412(c) of the Code for any Plan;
     b. the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Seller or an ERISA Affiliate to terminate any Plan;
     c. the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Seller or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;
     d. the complete or partial withdrawal from a Multiemployer Plan by Seller or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Seller or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;
     e. the institution of a proceeding by a fiduciary of any Multiemployer Plan against Seller or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days; and
     f. the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if

Seller or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.
     (b) Litigation. Seller will promptly, and in any event within five (5) Business Days after service of process on any of the following, give to Buyer notice of all legal or arbitrable proceedings affecting Seller or any of its Subsidiaries that questions or challenges the validity or enforceability of any of the Program Documents or as to which an adverse determination would result in a Material Adverse Effect to the extent that such legal or arbitrable proceedings were not disclosed on Schedule 5 hereto.
     (c) Existence, Etc. Each of Seller and its Subsidiaries will:
     (i) preserve and maintain (A) its legal existence and (B) all of its material rights, privileges, licenses and franchises if with respect to this clause (B) the failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;
     (ii) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;
     (iii) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;
     (iv) not move its chief executive office or chief operating office from the addresses referred to in Section 12(l) unless it shall have provided Buyer thirty (30) days’ prior written notice of such change;
     (v) pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Purchased Assets) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided; and each of Seller and its Subsidiaries will file on a timely basis all federal, and material state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it; and
     (vi) permit representatives of Buyer, during normal business hours upon three (3) Business Days’ prior written notice at a mutually desirable time or at any time during the continuance of an Event of Default or Event of Termination, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer.

     (d) Prohibition of Fundamental Changes. Seller shall not at any time, directly or indirectly, (i) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets without Buyer’s prior consent; or (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect.
     (e) Margin Deficit. If at any time there exists a Margin Deficit, Seller shall cure the same in accordance with Section 6.
     (f) Notices. Seller shall give notice to Buyer promptly in writing of any of the following:
     (i) Upon Seller becoming aware of, and in any event within one (1) Business Day after the occurrence of any Default, Event of Default, Event of Termination under Section 17(a)(ii) or Section 17(a)(iii) or any event of default, default or event of termination under any Program Document or other material agreement of the type specified in Section 18(q) of Seller;
     (ii) upon, and in any event within five (5) Business Days after, service of process on Seller or any of its Subsidiaries, or any agent thereof for service of process, in respect of any legal or arbitrable proceedings affecting Seller or any of its Subsidiaries that (i) questions or challenges the validity or enforceability of any of the Program Documents or (ii) is required to be disclosed by Guarantor in its public filings pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission as in effect from time to time thereunder;
     (iii) upon Seller becoming aware of any default related to any Purchased Items, any Material Adverse Effect, and any event or change in circumstances which should reasonably be expected to have a Material Adverse Effect;
     (iv) upon Seller becoming aware during the normal course of its business that the Mortgaged Property in respect of any Loan or Loans with an aggregate unpaid principal balance of at least $1,000,000 has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the value of such Loan;
     (v) upon the entry of a final, non-appealable judgment or decree against Seller or any of its Subsidiaries in an amount in excess of $5,000,000;
     (vi) any material change in the insurance coverage required of Seller or any other Person pursuant to any Program Document, with copy of evidence of same attached;
     (vii) upon any Responsible Officer of Seller becoming aware of any material dispute, material licensing issue, material litigation, material investigation, material proceeding or suspension between Seller or its Subsidiaries, on the one hand, and any Governmental Authority or any other Person on the other hand (including, without limitation, any such matter specified in any written notice received by Seller as described in Section 12(nn);
     (viii) any material change in accounting policies or financial reporting practices of Seller or its Subsidiaries;
     (ix) upon any Responsible Officer of Seller becoming aware of any penalties, sanctions or charges levied, or threatened to be levied, against Seller or any change or threatened change in Approval status, or the commencement of any Agency Audit, investigation, or the institution of any action or the threat of institution of any action against Seller by any Agency or HUD or any other agency, or any supervisory or regulatory Government Authority supervising or regulating the origination or servicing of mortgage loans by, or the issuer or seller status of, Seller as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect;
     (x) upon any Responsible Officer of Seller becoming aware of any termination or threatened termination by any Agency of the Custodian as an eligible custodian; and
     (xi) with respect to any FHA Loan or VA Loan subject to a Transaction hereunder, upon any Responsible Officer of Seller becoming aware that the FHA or VA, as applicable, has reached a final determination to deny or reject the related Mortgagor’s application for FHA Mortgage Insurance or a VA Loan Guaranty, respectively.
Each notice pursuant to this Section 13(f) (other than (vi) above) shall be accompanied by a statement of a Responsible Officer of Seller, setting forth details of the occurrence referred to therein and stating what action Seller has taken or proposes to take with respect thereto.
     (g) Servicing. Except as provided in Section 43, Seller shall not permit any Person other than Seller to service Loans without the prior written consent of Buyer, which consent shall not be unreasonably withheld.
     (h) Underwriting Guidelines. Seller shall not permit any material modifications to be made to the PHH Mortgage Guidelines without the prior consent of Buyer (such consent not to be unreasonably withheld), provided, however, that, Buyer’s shall have been deemed to provide consent to such material modification if Buyer does not reasonably object to such modification within ten (10) days of receiving notice thereof from Seller. For the avoidance of doubt, the consent of Buyer shall not be required for any modifications required pursuant to, or of, the Agency Guidelines or the USAA Guidelines. Seller agrees to deliver to Buyer copies of the PHH Mortgage Guidelines and the Agency Guidelines in the event that any material changes are made to the PHH Mortgage Guidelines or any material changes requested by Seller are made to the Agency Guidelines, in each case following the Restatement Effective Date.
     (i) Lines of Business. Seller shall not make any material change in the nature of its business as conducted on the date hereof.

     (j) Transactions with Affiliates. Seller will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of Seller’s business and (c) upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate. For the avoidance of doubt the Permitted Affiliate Transactions shall not constitute a violation of this Section 13(j).
     (k) Defense of Title. Seller warrants and will defend the right, title and interest of Buyer in and to all Purchased Items against all adverse claims and demands of all Persons whomsoever.
     (l) Preservation of Purchased Items. Seller shall do all things necessary to preserve the Purchased Items so that such Purchased Items remain subject to a first priority perfected security interest in favor of Buyer hereunder. Without limiting the foregoing, Seller will comply with all applicable laws, rules and regulations of any Governmental Authority applicable to Seller or relating to the Purchased Items and cause the Purchased Items to comply with all applicable laws, rules and regulations of any such Governmental Authority. Seller will not allow any default to occur for which Seller is responsible under any Purchased Items or any Program Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Items or the Program Documents.
     (m) No Assignment. Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Items or any interest therein, provided that this Section 13(m) shall not prevent any contribution, assignment, transfer or conveyance of Purchased Items in accordance with the Program Documents.
     (n) Limitation on Sale of Assets. Seller shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) outside of the ordinary course of business, whether now owned or hereafter acquired (which prohibition shall specifically exclude, without limitation, any such action taken in the ordinary course of business in connection with any securitization transaction or the sale of Mortgage Loans) or allow any Subsidiary to Transfer substantially all of its assets outside of the ordinary course of business, whether now owned or hereafter acquired to any Person (which prohibition shall specifically exclude, without limitation, any such action taken in the ordinary course of business in connection with any securitization transaction or the sale of Mortgage Loans), provided, that Seller may after prior written notice to Buyer allow such action with respect to any Subsidiary which is not a material part of Seller’s overall business operations.
     (o) [Reserved].
     (p) [Reserved].

     (q) Maintenance of Consolidated Net Worth. Guarantor shall not permit its Consolidated Net Worth on the last day of any fiscal quarter to be less than $1,000,000,000.
     (r) Maintenance of Ratio of Total Indebtedness to Tangible Net Worth. Guarantor shall not permit the ratio of Indebtedness of the Guarantor and its Consolidated Subsidiaries to Guarantor’s Tangible Net Worth to exceed 6.5 to 1.0.
     (s) Additional Repurchase or Warehouse Facilities. Seller shall maintain throughout the term of this Agreement, loan repurchase or warehouse facilities with nationally recognized and established counterparties (including Buyer) that provide funding to Seller in an aggregate amount equal to at least $2,500,000,000, which amount (i) shall include the FNMA Facility and the repurchase facility evidenced by this Agreement, (ii) shall not include the Landover Facility and (iii) shall be provided to Seller on a committed basis, other than the FNMA Facility.
     (t) Servicing Transmission. Seller shall provide to Buyer on a monthly basis no later than 11:00 a.m. New York City time two (2) Business Days prior to each Repurchase Date (or such other day requested by Buyer) the Servicing Transmission, on a loan-by-loan basis and in the aggregate, with respect to the Loans serviced hereunder by Seller which were funded prior to the first day of the then current month, summarizing Seller’s delinquency and loss experience with respect to Loans serviced by Seller (including, in the case of the Loans, the following categories: current, 30-59, 60-89, 90-119, 120-180 and 180+), and any other information reasonably requested by Buyer with respect to the Loans.
     (u) No Amendment or Compromise. Without Buyer’s prior written consent, none of Seller or those acting on Seller’s behalf shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Assets, any related rights or any of the Program Documents, provided that Seller may amend or modify a Loan if such amendment or modification does not affect the amount or timing of any payment of principal or interest, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance and does not materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing the Loan; provided further that the Seller may amend or modify a Loan in the ordinary course of business to correct errors in accordance with Accepted Servicing Practices.
     (v) Maintenance of Property; Insurance. Seller shall keep all property useful and necessary in its business in good working order and condition. Seller shall continue to maintain, for itself and its Subsidiaries, Fidelity Insurance in an aggregate amount acceptable to the Agencies (such Fidelity Insurance shall provide coverage for any claims made in connection with all or any portion of the Purchased Assets). Seller shall notify the Buyer of any material change in the terms of any such Fidelity Insurance. Seller shall also maintain such other insurance with financially sound and reputable insurance companies, with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities. Upon request by Buyer, all certificates or written evidence in possession of Seller related to the insurance coverage required pursuant to Section 12(jj) shall be made available for audit by Buyer or its designee.

     (w) Further Identification of Purchased Items. Seller will furnish to Buyer from time to time statements and schedules further identifying and describing the Purchased Items and such other reports in connection with the Purchased Items as Buyer may reasonably request, all in reasonable detail.
     (x) Loan Determined to be Defective. Upon discovery by Seller or Buyer of any breach of any representation or warranty listed on Schedules 1-A, 1-B or 1-C hereto applicable to any Asset, the party discovering such breach shall promptly give notice of such discovery to the other.
     (y) [Reserved].
     (z) [Reserved].
     (aa) [Reserved].
     (bb) [Reserved].
     (cc) Maintenance of Papers, Records and Files. Seller shall acquire, and Seller shall build, maintain and have available, a complete Mortgage File in accordance with lending industry custom and practice for each Purchased Asset. Seller will maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices and preserve them against loss or destruction.
     (i) Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Assets in accordance with industry custom and practice, including those maintained pursuant to the preceding subsection, and all such Records shall be in Custodian’s possession unless Buyer otherwise approves. Seller shall deliver to the Buyer or its designee updates of such Records at least monthly. Seller will not cause or authorize any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Loan, in which event Seller will obtain or cause to be obtained a receipt from the Custodian for any such paper, record or file.
     (ii) For so long as Buyer has an interest in or lien on any Purchased Asset, Seller will hold or cause to be held all related Records in trust for Buyer. Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.
     (iii) Upon reasonable advance notice from Custodian or Buyer, Seller shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with Seller’s officers who have relevant knowledge and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants. Seller shall use reasonable efforts to cause its independent certified public accountants to discuss such matters with Buyer.

     (dd) Maintenance of Licenses. Seller shall (i) maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing under the laws of each state in which it conducts business or any Mortgage Property is located, and (iii) shall conduct its business strictly in accordance with applicable law, unless, in any instance, the failure to take such action is not reasonably likely to cause a Material Adverse Effect.
     (ee) [Reserved].
     (ff) [Reserved].
     (gg) Change of Fiscal Year. Seller will not at any time, directly or indirectly, except upon sixty (60) days’ prior written notice to Buyer, change the date on which Seller’s fiscal year begins from Seller’s current fiscal year beginning date.
     (hh) [Reserved].
     (ii) Establishment of Collection Account. Seller has established the Collection Account for the sole and exclusive benefit of Buyer. Seller shall segregate all amounts collected on account of the Purchased Assets, to be held in trust for the benefit of Buyer, and shall remit such collections in accordance with Buyer’s written instructions. No amounts deposited into such account shall be removed without Buyer’s prior written consent. Seller shall follow the instructions of Buyer with respect to the Purchased Assets and deliver to Buyer any information with respect to the Purchased Assets reasonably requested by Buyer. Seller shall deposit or credit to the Collection Account all items to be deposited or credited thereto irrespective of any right of setoff or counterclaim arising in favor of it (or any third party claiming through it) under any other agreement or arrangement.
     (jj) Early Funding Transactions. With respect to any Early Funding Transaction to be consummated pursuant to the FNMA Tri-Party Agreement, Seller shall timely identify Buyer to Fannie Mae pursuant to Section 1(a) of the FNMA Tri-party Agreement.
     (kk) [Reserved].
     (ll) MERS. Seller will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Loans for as long as such Purchased Assets are registered with MERS.
     (mm) Establishment of Third Party Loan Purchase Proceeds Account. Seller has caused the Third Party Loan Purchase Proceeds Account Bank to establish the Third Party Loan Purchase Proceeds Account for the sole and exclusive benefit of Buyer. All amounts on deposit in the Third Party Loan Purchase Proceeds Account shall be subject to Buyer’s exclusive control and Seller’s authority over such account shall be limited to reviewing any information with respect to such account reasonably requested by Seller and to cause Third Party Loan Purchase Proceeds Account Bank to sweep all amounts on deposit in the Third Party Loan Purchase Proceeds Account to an account designated by Buyer pursuant to Section 7. Seller shall have no right of withdrawal with respect to the Third Party Loan Purchase Proceeds Account without the prior written consent of Buyer. Seller shall deposit or credit or cause to be credited or deposited to the Third Party Loan Purchase Proceeds Account all items to be deposited or credited thereto irrespective of any right of setoff or counterclaim arising in favor of it (or any third party claiming through it) under any other agreement or arrangement. Seller shall cause the Third Party Loan Purchase Proceeds Account Bank to segregate all amounts on deposit in the Third Party Loan Purchase Proceeds Account and to hold such amounts in trust for the benefit of Buyer, and to remit all such amounts payable to Buyer in accordance with Buyer’s written instructions. Seller shall have no right to and shall not amend, supplement or otherwise modify in any respect the foregoing procedures without Buyer’s prior written consent.
     (nn) Agency Audit and Approval Maintenance. Seller shall (i) at all times maintain copies of relevant portions of all Agency Audits in which there are material adverse findings, including without limitation written notices of defaults, written notices of termination of approved status, written notices of imposition of supervisory agreements or interim servicing agreements, and written notices of probation, suspension, or non-renewal, (ii) provide Buyer with copies of such Agency Audits promptly upon Buyer’s request, and (iii) take all actions necessary to maintain its respective Approvals; provided that, there shall be no breach of this Section 13(nn) in the event Seller fails to have all requisite Approvals from any Agency as a result of a Voluntary Approval Termination.
     (oo) Trade Assignments. With respect to Early Purchase Program Loans subject to any Transaction, Seller shall deliver to Buyer on the Conversion Date or as soon as possible thereafter, a duly executed Trade Assignment with respect to the Related Security.
     (pp) Takeout Payments. With respect to each Purchased Asset that is an Agency Takeout Loan, an Early Purchase Program Loan, a Third Party Takeout Loan, or a Security, Seller shall ensure that the related Takeout Price and all other payments under the related Takeout Commitment (or, in the case of a Security, the related Trade Assignment) shall be paid directly to the Third Party Loan Purchase Proceeds Account in accordance with Section 7. With respect to each Purchased Asset that is an Agency Takeout Loan, (1) with respect to the wire transfer instructions as set forth in Freddie Mac Form 987 (Wire Transfer Authorization for a Cash Warehouse Delivery) such wire transfer instructions are identical to Buyer’s designated wire instructions or Buyer has approved such wire transfer instructions in writing in its sole discretion, or (2) the Payee Number set forth on Fannie Mae Form 1068 (Fixed-Rate, Graduated-Payment, or Growing-Equity Mortgage Asset Schedule) or Fannie Mae Form 1069 (Adjustable-Rate Mortgage Asset Schedule), as applicable, is identical to the Payee Number that has been identified by Buyer in writing as Buyer’s Payee Number or Buyer has approved the related Payee Number in writing in its sole discretion. With respect each Purchased Asset that is an Early Purchase Program Loan, the applicable Agency documents list Buyer as sole subscriber.
14. REPURCHASE DATE PAYMENTS
     On each Repurchase Date, Seller shall remit or shall cause to be remitted to Buyer the Repurchase Price together with any other Obligations then due and payable.

15. REPURCHASE OF PURCHASED ASSETS
     It is understood and agreed that the representations and warranties set forth in Schedules 1-A, 1-B and 1-C with respect to the Purchased Assets shall survive delivery of the respective Mortgage Files to the Custodian and shall inure to the benefit of Buyer. The fact that Buyer has conducted or has failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Purchased Asset shall not affect Buyer’s right to demand repurchase as provided under this Agreement. Seller shall, within two (2) Business Days of the earlier of Seller’s discovery (including by way of notice from a third party) or Seller receiving notice from Buyer with respect to any Purchased Asset of (i) any breach of a representation or warranty contained in Schedules 1-A, 1-B or 1-C, or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage File within the time period required for delivery pursuant to the Applicable Custodial Agreement, promptly cure such breach or delivery failure in all material respects. If within two (2) Business Days after the earlier of Seller’s discovery (including by way of notice from a third party) of such breach or delivery failure or Seller receiving notice thereof from Buyer that such breach or delivery failure has not been remedied by Seller, Seller shall promptly upon receipt of written instructions from Buyer, at Buyer’s option, either (i) repurchase such Purchased Asset at a purchase price equal to the Repurchase Price with respect to such Purchased Asset by wire transfer to the account designated by Buyer, or (ii) transfer comparable Substitute Assets to Buyer, as provided in Section 16.
16. SUBSTITUTION
     Seller may, subject to agreement with and acceptance by Buyer upon one (1) Business Day’s notice, substitute other assets which are substantially the same as the Purchased Assets (the “Substitute Assets”) for any Purchased Assets. Such substitution shall be made by transfer to Buyer of such Substitute Assets and transfer to Seller of such Purchased Assets (the “Reacquired Loans”) along with the other information to be provided with respect to the applicable Substitute Asset as described in the form of Transaction Notice. Upon substitution, the Substitute Assets shall be deemed to be Purchased Assets, the Reacquired Loans shall no longer be deemed Purchased Assets, Buyer shall be deemed to have terminated any security interest that Buyer may have had in the Reacquired Loans and any Purchased Items solely related to such Reacquired Loans to Seller unless such termination and release would give rise to or perpetuate a Margin Deficit. Concurrently with any termination and release described in this Section 16, Buyer shall execute and deliver to Seller upon request and Buyer hereby authorizes Seller to file and record such documents as Seller may reasonably deem necessary or advisable in order to evidence such termination and release.
17. EVENT OF TERMINATION
     (a) Each of the following events shall constitute an Event of Termination (an “Event of Termination”):
     (i) Any event having a material adverse effect, as determined by Buyer in good faith, on (A) the property, business, operations, or financial condition of Seller or Guarantor, (B) the ability of Seller or Guarantor to perform its obligations under any of the Program Documents to which it is a party, (C) the validity or enforceability of any of the Program Documents, (D) the rights and remedies of Buyer under any of the Program Documents, (E) the timely repurchase of the Purchased Assets or payment of other amounts payable in connection therewith or (F) the Purchased Items in the aggregate;
     (ii) Buyer shall reasonably request, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well being of Seller and such reasonable information and/or responses shall not have been provided within three (3) Business Days of such request;
     (iii) Seller’s membership in MERS is terminated for any reason (other than MERS ceasing to remain in existence) and such membership shall not be reinstated within five (5) Business Days; and
     (iv) Seller shall fail to comply with the requirements of Section 13(s).
     (b) Upon the occurrence of an Event of Termination, Buyer shall have the right to terminate this Agreement and all Transactions hereunder by delivering written notice of termination to Seller (a “Notice of Termination”), in which event (i) Buyer’s obligation to enter into new Transactions hereunder shall immediately terminate, (ii) the aggregate outstanding Repurchase Price for all Transactions hereunder and all other Obligations shall be due and payable (A) on the date that is sixty (60) days following delivery of such Notice of Termination to Seller or, (B) with respect to the Event of Termination set forth in Section 17(a)(iv) above, the date that is thirty (30) days following such occurrence (any such date, as applicable, the “Early Termination Date”) and (iii) the Repurchase Date for all Transactions then outstanding hereunder shall be deemed to be the Early Termination Date.
18. EVENTS OF DEFAULT
     Each of the following events shall constitute an Event of Default (an “Event of Default”) hereunder:
     (a) Seller fails to transfer the Purchased Assets to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price);
     (b) Seller either fails to repurchase the Purchased Assets on the applicable Repurchase Date or fails to perform its obligations under Section 6;
     (c) Seller shall default in the payment of any other amount payable by it hereunder or under any other Program Document after notification by Buyer of such default, and such default shall have continued unremedied for three (3) Business Days; or
     (d) any representation, warranty or certification made or deemed made herein or in any other Program Document by Seller or any certificate furnished to Buyer pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedules 1-A, 1-B and 1-C which shall be considered solely for the purpose of determining the Market Value of the Assets; unless (i) Seller shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or

(ii) any such representations and warranties have been determined by Buyer in its sole discretion to be materially false or misleading on a regular basis); or
     (e) Seller shall fail to comply with the requirements of Section 13(c)(i), Section 13(d), Section 13(f)(i) or (iii), Sections 13(k) through 13(s), Section 13(v); or Seller shall otherwise fail to observe or perform any other covenant or agreement contained in this Agreement or any other Program Document and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days; or
     (f) any final, non-appealable judgment or judgments or order or orders for the payment of money in excess of (i) $10,000,000 (or, with respect to Guarantor, $25,000,000) in the aggregate (to the extent that it is, in the reasonable determination of Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against Seller or any of Seller’s Affiliates or Subsidiaries by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge), satisfied, or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and Seller or any of Seller’s Affiliates or Subsidiaries, as applicable, shall not, within said period of sixty (60) days, appeal therefrom and cause the execution thereof to be stayed during such appeal; or
     (g) Seller shall admit in writing its inability to, or intention not to, perform any of Seller’s Obligations; or
     (h) Seller or any of Seller’s Affiliates or Subsidiaries files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for Seller or any of Seller’s Affiliates or Subsidiaries, or of all or any part of Seller’s or Seller’s Affiliates or Subsidiaries’ Property; or makes an assignment for the benefit of Seller or Seller’s Affiliates or Subsidiaries’ creditors; or
     (i) A custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for Seller, or any of Seller’s Affiliates or Subsidiaries, or of any of Seller’s, or their respective Property (as a debtor or creditor protection procedure), is appointed or takes possession of such Property; or Seller or any of Seller’s Affiliates or Subsidiaries generally fails to pay Seller’s or Seller’s Affiliates or Subsidiaries’ debts as they become due; or Seller or any of Seller’s Affiliates or Subsidiaries is adjudicated bankrupt or insolvent; or an order for relief is entered under the Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against Seller or any of Seller’s Affiliates or Subsidiaries; or any of Seller’s or Seller’s Affiliates or Subsidiaries’ Property is sequestered by court or administrative order; or a petition is filed against Seller or any of Seller’s Affiliates or Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect, and such involuntary petition is not dismissed within thirty (30) days from the date after filing thereof; or
     (j) Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller or any of Seller’s Affiliates or Subsidiaries, or shall have taken any action to displace the management of Seller or any of Seller’s Affiliates or Subsidiaries or to curtail its authority in the conduct of the business of any Seller or any of Seller’s Affiliates or Subsidiaries, or takes any action in the nature of enforcement to remove, revoke, suspend or materially restrict the approval of Seller or any of Seller’s Affiliates or Subsidiaries as an issuer, buyer or a seller/servicer of Loans or securities backed thereby and such action provided for in this subparagraph (j) shall not have been discontinued or stayed within ten (10) days; provided, however, there shall be no Default or Event of Default pursuant to this Section 18(j) in the event Seller fails to have all requisite Approvals from any Agency as a result of a Voluntary Approval Termination; or
     (k) Any Program Document shall for whatever reason (including an event of default thereunder) be terminated, or any of Seller’s material obligations (including Seller’s Obligations hereunder) shall cease to be in full force and effect, or the enforceability thereof shall be contested by Seller; or
     (l) Any Event of Termination shall have occurred, as determined by Buyer in its sole discretion, and Seller shall fail to pay to Buyer on or prior to the Early Termination Date the aggregate outstanding Repurchase Price for all Transactions hereunder and any and all other Obligations due and owing to Buyer or any of its Affiliates; or
     (m) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a determination that a Plan is “at risk” (within the meaning of Section 303 of ERISA), or any Lien in favor of the PBGC or a Plan shall arise on the assets of Buyer or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Seller or any ERISA Affiliate shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan, (vi) Seller or any ERISA Affiliate shall file an application for a minimum funding waiver under section 302 of ERISA or section 412 of the Code with respect to any Plan, (vii) any obligation for post-retirement medical costs (other than as required by COBRA) exists, or (viii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

     (n) A Change of Control of Seller shall have occurred without the prior consent of Buyer; or
     (o) Seller shall grant, or suffer to exist, any Lien on, or ownership interest in, any Purchased Assets, Purchased Items or Additional Credit Enhancement except the Liens and ownership interests contemplated hereby; or the Liens and ownership interests contemplated hereby shall, by no fault, action or inaction of Buyer, cease to be valid, first priority perfected Liens and ownership interests, respectively, on the Purchased Assets, Purchased Items and Additional Credit Enhancement in favor of Buyer or shall, by no fault, action or inaction of Buyer, be Liens or ownership interests in favor of any Person other than Buyer; or
     (p) (i) Seller or any Subsidiary or Affiliate of Seller shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between Seller or such other entity, on the one hand, and Buyer or any of Buyer’s Affiliates on the other; (ii) Seller or any Subsidiary or Affiliate of Seller shall be a “defaulting party” or an “affected party” in respect of an “event of default” or “termination event” (in each case however such condition is defined) under any ISDA Master Agreement, International Foreign Exchange and Currency Option Master Agreement, Master Securities Forward Transaction Agreement, Cross Product Master Agreement or similar over-the-counter dealing or netting agreement with Buyer, any of Buyer’s Affiliates or any third party, which condition allows Buyer, Buyer’s relevant Affiliate or such third party (if applicable, with the giving of notice or after any grace period has elapsed) to designate an early termination date thereunder, or which condition is deemed to result in the termination of, one or more transactions thereunder where, in the case of any such hedging agreement with a third party, the amount or amounts of such hedging agreements exceeds $10,000,000 (or, with respect to Guarantor, $25,000,000, or in each case its equivalent thereof in any other currency) in the aggregate; or (iii) Seller or any Subsidiary or Affiliate of Seller shall default under, or fail to perform as required under, the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds or any other material agreement entered into by Seller or such other entity and any third party where the amount or amounts of the related Indebtedness exceeds $10,000,000 (or, with respect to Guarantor, $25,000,000, or in each case its equivalent thereof in any other currency) in the aggregate, unless such default or failure to perform is a default under the Revolving Credit Agreement and RBS has expressly waived such default; or
     (q) an Event of Default shall have occurred under the Guaranty; or
     (r) (i) failure of the Purchased Loans to be serviced in accordance with Accepted Servicing Practices; or (ii) Seller shall fail to maintain all requisite Approvals; provided, however, there shall be no Default or Event of Default pursuant to this Section 18(r) in the event Seller fails to have all requisite Approvals from any Agency as a result of a Voluntary Approval Termination.
19. REMEDIES
     Upon the occurrence of an Event of Default, Buyer, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 18(g), (h), (i) or (j) hereof), shall have the right to exercise any or all of the following rights and remedies:
     (a) (i) The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (provided that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Seller’s obligations hereunder to repurchase all Purchased Assets at the Repurchase Price therefor on the Repurchase Date (determined in accordance with the preceding sentence) in such Transactions shall thereupon become immediately due and payable; all Income then on deposit in the Collection Account and the Third Party Loan Purchase Proceeds Account, and all Income paid after such exercise or deemed exercise, shall be remitted to and retained by Buyer and applied to the aggregate Repurchase Price and any other amounts owing by Seller hereunder; Seller shall immediately deliver to Buyer or its designee any and all original papers, Records and files relating to the Purchased Assets subject to such Transaction then in Seller’s possession and/or control; and all right, title and interest in and entitlement to such Purchased Assets, together with any Related Credit Enhancement, shall be deemed transferred to Buyer or its designee.
     (ii) Buyer shall have the right to (A) sell, on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 19(a)(i) without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may deem to be commercially reasonable for cash or for future delivery without assumption of any credit risk any or all or portions of the Purchased Assets (including any Related Credit Enhancement if so determined by Buyer in its sole discretion) on a servicing released basis. Buyer may purchase any or all of the Purchased Assets (including any Related Credit Enhancement if so determined by Buyer in its sole discretion) at any public or private sale. Seller shall remain liable to Buyer for any amounts that remain owing to Buyer following a sale and/or credit under the preceding sentence. The proceeds of any disposition of Purchased Assets (including any Related Credit Enhancement if so determined by Buyer in its sole discretion) shall be applied first to the reasonable costs and expenses incurred by Buyer in connection with or as a result of an Event of Default; second to costs of cover and/or related hedging transactions; third to the aggregate Repurchase Prices; and fourth to all other Obligations.
     (iii) Buyer shall have the right to terminate this Agreement and declare all Obligations of Seller to be immediately due and payable, by a notice in accordance with Section 21 provided no such notice shall be required for an Event of Default pursuant to Section 18(g),(h),(i) or (j) hereof.
     (iv) The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets (or any Related Credit Enhancement) on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets (or any Related Credit Enhancement) may not be liquid. In view of the nature of the Purchased Assets (or any Related Credit Enhancement), the parties agree that liquidation of a Transaction or the underlying Purchased Assets (or any Related Credit Enhancement) does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect the time and manner of liquidating any Purchased Asset (or any Related Credit Enhancement) and nothing contained herein shall obligate Buyer to liquidate any Purchased Asset (or any Related Credit Enhancement) on the occurrence of an Event of Default or to liquidate all Purchased Assets (or any Related Credit Enhancement) in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyer. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.
     (v) To the extent permitted by applicable law, Seller waives all claims, damages and demands it may acquire against Buyer arising out of the exercise by Buyer of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Buyer. If any notice of a proposed sale or other disposition of Purchased Assets (including any Related Credit Enhancement) or any other Purchased Items shall be required by law, such notice shall be deemed reasonable and proper if given at least two (2) days before such sale or other disposition.
     (b) Seller hereby acknowledges, admits and agrees that Seller’s obligations under this Agreement are recourse obligations of Seller to which Seller pledges its full faith and credit. In addition to its rights hereunder, Buyer shall have the right to proceed against any of Seller’s assets which may be in the possession of Buyer, any of Buyer’s Affiliates or their respective designees (including the Custodian), including the right to liquidate such assets and to set off the proceeds against monies owed by Seller to Buyer pursuant to this Agreement. Buyer may set off cash, the proceeds of the liquidation of the Purchased Assets (including any Related Credit Enhancement) and Additional Purchased Assets, any other Purchased Items and their proceeds and all other sums or obligations owed by Buyer to Seller against all of Seller’s obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.
     (c) Buyer shall have the right to obtain physical possession of the Records and all other files of Seller relating to the Purchased Assets (including any Related Credit Enhancement) and all documents relating to the Purchased Assets (including any Related Credit Enhancement) which are then or may thereafter come into the possession of Seller or any third party acting for Seller and Seller shall deliver to Buyer such assignments as Buyer shall request.
     (d) Buyer shall have the right to direct all Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets as Buyer determines appropriate. Upon the occurrence of one or more Events of Default, Buyer shall, in addition to all other rights and remedies provided in this Agreement and by law, have all rights and remedies specified in Section 43.
     (e) Buyer shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets (including any Related Credit Enhancement) and any other Purchased Items or any portion thereof, collect the payments due with respect to the Purchased Assets (including any Related Credit Enhancement) and any other Purchased Items or any portion thereof, and do anything that Buyer is authorized hereunder or by law to do. Seller shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.
     (f) [Reserved].
     (g) In addition to all the rights and remedies specifically provided herein, Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser or a secured party, as applicable, under the Uniform Commercial Code.
     Except as otherwise expressly provided in this Agreement, Buyer shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Seller.
     Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets (including any Related Credit Enhancement) and any other Purchased Items or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
     After the occurrence and during the continuance of an Event of Default, Seller shall cause all sums received by it with respect to the Purchased Assets (including any Related Credit Enhancement) to be deposited with such Person as Buyer may direct after receipt thereof.
20. DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE
     No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document. Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as they so desire, and may thereafter at any time and from time to time exercise any other remedy or remedies.

21. NOTICES AND OTHER COMMUNICATIONS
     Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein and under the Applicable Custodial Agreement (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex, telecopy or email) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given by Seller under Section 3(a) (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telex, telecopier or email or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.
22. USE OF EMPLOYEE PLAN ASSETS
     No assets of an employee benefit plan subject to any provision of ERISA or a plan subject to Section 4975 of the Code shall be used by either party hereto in a Transaction.
23. INDEMNIFICATION AND EXPENSES.
     (a) Seller agrees to hold Buyer, its Affiliates and their respective officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Agreement, any other Program Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Program Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation laws with respect to unfair or deceptive lending practices and predatory lending practices, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Asset (including any Related Credit Enhancement) for any sum owing thereunder, or to enforce any provisions of any Asset (including any Related Credit Enhancement), Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any other Program Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel, provided, however, Seller’s obligations to pay for the reasonable fees and disbursements of counsel to an Indemnified Party shall be limited to the fees and disbursements of one law firm (plus the fees and disbursements of any reasonably necessary local counsel) for all Indemnified Parties. Seller hereby acknowledges that all Obligations of Seller under this Agreement are recourse obligations of Seller.
     (b) Seller agrees to pay as and when billed by Buyer all of the out-of-pocket costs and expenses incurred by Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, any other Program Document or any other documents prepared in connection herewith or therewith. Seller agrees to pay as and when billed by Buyer all of the out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) all the reasonable fees, disbursements and expenses of counsel to Buyer, provided, however, Seller’s obligations to pay for the reasonable fees, disbursements and expenses of counsel to Buyer shall be limited to the fees, disbursements and expenses of one law firm (plus the fees and disbursements of any reasonably necessary local counsel) and (ii) all the due diligence, inspection, testing and review costs and expenses incurred by Buyer with respect to Purchased Items (including any Related Credit Enhancement) under this Agreement, including, but not limited to, those costs and expenses incurred by Buyer pursuant to Sections 23, 39 and 44. Seller also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.
     (c) If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Buyer, in its sole discretion and Seller shall remain liable for any such payments by Buyer. No such payment by Buyer shall be deemed a waiver of any of Buyer’s rights under the Program Documents.
     (d) Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 23 shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Buyer against full payment therefor.
24. WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS
     Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Items as a result of restrictions upon Buyer or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Items shall be disposed of in the event of any disposition pursuant hereto.
25. REIMBURSEMENT
     All sums reasonably expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain Seller’s obligation (unless and to the extent that Seller is the prevailing party in any dispute, claim or action relating thereto). Seller agrees to pay the reasonable out of pocket expenses and reasonable attorneys’ fees incurred by Buyer and/or Custodian in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Program Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Buyer (without duplication to Buyer) and/or Custodian pursuant thereto, any “due diligence” or loan agent reviews conducted by Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout”, provided, however, Seller’s obligations to pay for the reasonable fees, disbursements and expenses of counsel to Buyer shall be limited to the fees, disbursements and expenses of one law firm (plus the fees and disbursements of any reasonably necessary local counsel). In addition to the foregoing, and not by way of limitation, after the occurrence of an Event of Default Seller shall be liable to Buyer for the amount of all expenses (plus interest thereon at a rate equal to the Post-Default Rate) and all costs and expenses incurred within thirty (30) days of the Event of Default in connection with Buyer’s re-employment of funds, termination of deposits, hedging or covering transactions related to the Purchased Assets (including any Related Credit Enhancement), conduit advances and payments for mortgage insurance.
26. FURTHER ASSURANCES
     Seller agrees to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement and the other Program Documents, to perfect the interests of Buyer in the Purchased Items or to better assure and confirm unto Buyer its rights, powers and remedies hereunder and thereunder.
27. TERMINATION
     This Agreement shall remain in effect until the Termination Date. However, no such termination shall affect Seller’s outstanding obligations to Buyer at the time of such termination. Seller’s obligations under Section 3(k), Section 5, Section 12, Section 23 and Section 25 and any other reimbursement or indemnity obligation of Seller to Buyer pursuant to this Agreement or any other Program Documents shall survive the termination hereof.
28. SEVERABILITY
     If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

29. BINDING EFFECT; GOVERNING LAW
     This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that the parties may assign their rights or obligations under this Agreement only in accordance with Section 39 hereof. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
30. AMENDMENTS
     Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by Seller and Buyer and any provision of this Agreement may be waived by Buyer.
31. SUCCESSORS AND ASSIGNS
     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
32. SURVIVAL
     The obligations of Seller under Sections 3(k), 5, 23 and 25 and any other reimbursement or indemnity obligation of Seller to Buyer pursuant to this Agreement or any other Program Document shall survive the repurchase of the Assets hereunder and the termination of this Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a purchase, herein or pursuant hereto shall survive the making of such representation and warranty, and Buyer shall not be deemed to have waived, by reason of purchasing any Assets, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such purchase was made.
33. CAPTIONS
     The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
34. COUNTERPARTS
     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. The parties agree that this Agreement and any notices hereunder may be transmitted between them by email and/or by facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.
35. SUBMISSION TO JURISDICTION; WAIVERS
EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:
     (A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND/OR ANY OTHER PROGRAM DOCUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;
     (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
     (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; AND
     (D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
36. WAIVER OF JURY TRIAL
EACH OF SELLER AND BUYER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
37. ACKNOWLEDGEMENTS
     Seller hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Program Documents to which it is a party;

     (b) Buyer has no fiduciary relationship to Seller; and
     (c) no joint venture exists among or between Buyer and Seller.
38. HYPOTHECATION OR PLEDGE OF PURCHASED ITEMS.
     Buyer shall have free and unrestricted use of all Assets and Purchased Items and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Assets and Purchased Items or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Assets and Purchased Items, in all cases subject to Buyer’s obligation to reconvey the Purchased Assets (and not substitutes therefor) on the Repurchase Date. Nothing contained in this Agreement shall obligate Buyer to segregate any Assets or Purchased Items delivered to Buyer by Seller.
39. ASSIGNMENTS; PARTICIPATIONS.
     (a) Seller may assign any of its rights or obligations hereunder only with the prior written consent of Buyer. Buyer may assign or transfer to any bank or other financial institution or entity that makes or invests in repurchase agreements or loans all or any of its rights under this Agreement and the other Program Documents, with the consent of Seller which shall not be unreasonably withheld or delayed; provided that such consent shall not be required if Buyer assigns its rights and obligations (i) to an Affiliate of Buyer or (ii) after the occurrence and during the continuance of an Event of Default, provided, further, that Buyer shall maintain, for review by Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee, specifying the percentage or portion of such rights and obligations assigned. Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing.
     (b) Buyer may, in accordance with applicable law, at any time sell to one or more entities (“Participants”) participating interests in this Agreement, its agreement to purchase Assets, or any other interest of Buyer hereunder and under the other Program Documents. In the event of any such sale by Buyer of participating interests to a Participant, Buyer’s obligations under this Agreement to Seller shall remain unchanged, Buyer shall remain solely responsible for the performance thereof and Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the other Program Documents. Seller agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Buyer under this Agreement; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with Buyer the proceeds thereof. Buyer also agrees that each Participant shall be entitled to the benefits of Sections 3(f), 3(k), 23 and 25 with respect to its participation in the Assets and Purchased Items outstanding from time to time; provided, that Buyer and all Participants shall be entitled to receive no greater amount in the aggregate pursuant to such Sections than Buyer would have been entitled to receive had no such transfer occurred.

     (c) Buyer may furnish any information concerning Seller or any of its Subsidiaries in the possession of Buyer from time to time to assignees and Participants (including prospective assignees and Participants) only after notifying Seller in writing and securing signed confidentiality statements (a form of which is attached hereto as Exhibit H) and only for the sole purpose of evaluating assignments or participations and for no other purpose.
     (d) Seller agrees to cooperate with Buyer in connection with any such assignment and/or participation, and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement and the other Program Documents in order to give effect to such assignment and/or participation. Seller further agrees to furnish to any Participant identified by Buyer to Seller copies of all reports and certificates to be delivered by Seller to Buyer hereunder, as and when delivered to Buyer.
40. SINGLE AGREEMENT
     Seller and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Seller and Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.
41. INTENT
     (a) Seller and Buyer recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101(47)(A)(i) of Title 11 of the USC, a “securities contract” as that term is defined in Section 741(7)(A)(i) of Title 11 of the USC, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of Title 11 of the USC, and that the pledge of the Related Credit Enhancement in Section 8(c) hereof is intended to constitute “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(x) of Title 11 of the USC.
     (b) It is understood that Buyer’s right to liquidate the Purchased Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 19 is a contractual right to liquidate, accelerate or terminate such Transaction as described in Sections 555, 559 and 561 of Title 11 of the USC.
     (c) The parties hereby agree that all Servicing Agreements and any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the Purchased Assets shall be deemed “related to” this Agreement within the meaning of Sections 101(38A)(A) and 101(47)(a)(v) of Title 11 of the USC and part of the “contract” as such term is used in Section 741 of Title 11 of the USC.
42. CONFIDENTIALITY
     (a) The Program Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder, are proprietary to Buyer and shall be held by Seller in strict confidence and shall not be disclosed to any third party without the consent of Buyer (such consent not to be unreasonably withheld) except for (i) disclosure to Seller’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions, (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body, (iii) disclosure to any approved hedge counterparty to the extent necessary to obtain any interest rate protection agreement, (iv) any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws or (v) such other circumstances as are reasonably within the discretion of a public company in order to meet its corporate obligations; provided that in the case of (ii), (iii), (iv) and (v) Seller shall take reasonable actions to provide Buyer with prior written notice.
     (b) Buyer agrees to keep confidential all non-public information provided to it by Seller or an Affiliate thereof pursuant to this Agreement or any other Program Document that is designated by such Person as confidential and such information shall not be disclosed to any third party without the written consent of Seller (such consent not to be unreasonably withheld) except for (i) disclosure to Buyer’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions, (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body, (iii) disclosure to any approved hedge counterparty to the extent necessary to obtain any interest rate protection agreement, (iv) any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws or (v) such other circumstances as are reasonably within the discretion of a public company in order to meet its corporate obligations; provided that in the case of (ii), (iii), (iv) and (v) Buyer shall take reasonable actions to provide Seller with prior written notice.
     (c) Notwithstanding anything in this Agreement to the contrary, Buyer shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Assets and/or any applicable terms of this Agreement (the “Seller Confidential Information”). Buyer understands that the Seller Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “Act”), and Buyer agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the Act and other applicable federal and state privacy laws.
     (d) Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement. Buyer acknowledges that this Agreement may be filed with the Securities and Exchange Commission; provided that, Seller shall redact any pricing and other confidential provisions, including, without limitation, the amount of any Renewal Commitment Fee, Non-Usage Fee, Price Differential and Purchase Price from such filed Agreement.
43. SERVICING
     (a) Buyer hereby designates Seller to service each Purchased Asset as Servicer for a term of sixty (60) days following the related Purchase Date of such Purchased Asset, which term is renewable at the sole discretion of Buyer for subsequent sixty (60) day periods (or such other period agreed to by Buyer) upon written direction of Buyer. During such time that Seller is servicing the Purchase Assets, Seller shall service the Purchased Assets for the benefit of or on behalf of Buyer, provided, however, that the obligation of Seller to service any such Purchased Asset for the benefit of or on behalf of Buyer as aforesaid shall cease upon the payment to Buyer of the Repurchase Price thereof. Seller covenants to maintain or cause the servicing of the Purchased Assets to be maintained in conformity with Accepted Servicing Practices. In the event that this Agreement is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of: (i) the termination thereof by Buyer pursuant to subsection (d) below, (ii) sixty (60) days or such other period after the initial sixty (60) day period as Buyer may agree in writing in its sole discretion after the Purchase Date of such Purchased Asset, (iii) the occurrence of a Default or an Event of Default, (iv) the date on which all the Obligations have been paid in full or (iv) the transfer of servicing to any entity approved by Buyer and the assumption thereof by such entity.
     (b) In the event Buyer forecloses upon or exercises any other remedies with respect to any Related Credit Enhancement pursuant to Section 19, Seller shall promptly deliver to Buyer or Buyer’s designee any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Assets (the “Servicing Records”), together with the physical and contractual servicing of the Purchased Assets, in each case whether now owned or existing or hereafter acquired or arising and wherever located, to secure the Obligations of Seller or its designee in conformity with this Section 43 and any other obligation of Seller to Buyer. At all times during the term of this Agreement, Seller covenants to hold such Servicing Records and safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) as required by this Agreement. It is understood and agreed by the parties that prior to expiration, termination or non-renewal of the related servicing term pursuant to Section 43(a), Seller shall retain the servicing fees with respect to the Purchased Assets. Seller shall deliver, or shall cause the related Servicer or Subservicer to deliver, the Related Credit Enhancement for each Purchased Asset to Buyer or such other successor servicer as may be designated by Buyer upon the expiration, termination or non-renewal of the related servicing term pursuant to Section 43(a). With respect to the Servicing Records and the physical and contractual servicing of the Purchased Assets relating to any Transaction, Seller shall deliver or cause the related Servicer or Subservicer to deliver, such Servicing Records and, to the extent applicable, physical servicing to the designee of Buyer, upon the expiration, termination or non-renewal of the related servicing term pursuant to Section 43(a), unless otherwise agreed in writing by Buyer. Seller’s transfer of the Related Credit Enhancement under this Section shall be in accordance with customary standards in the industry and such transfer shall include the transfer of the gross amount of escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).
     (c) If any Loans are serviced by any other third party servicer (such third party servicer, the “Subservicer”) Seller shall provide a copy of the related servicing agreement with a properly executed Instruction Letter to Buyer at least three (3) Business Days prior to the applicable Purchase Date or the date on which the Subservicer shall begin subservicing such Loans which shall be in the form and substance acceptable to Buyer (the “Servicing Agreement”) and shall have obtained the written consent of Buyer for such Subservicer to subservice such Loans.
     (d) Buyer may, in its sole discretion if a Default or an Event of Default shall have occurred and be continuing, (i) sell the Purchased Assets without payment of any termination fee or any other amount to Seller and (ii) sell on a servicing released basis any Purchased Assets being serviced by a Subservicer (approved pursuant to Section 43(c)) without payment of any termination fee or any other amount to Seller but subject to the rights of such Subservicer. Buyer agrees not to direct or otherwise contact any such Subservicer absent a determination in good faith by Buyer that a Default or an Event of Default has occurred and is continuing. Unless a Default or an Event of Default shall have occurred and be continuing Buyer shall not exercise or attempt to exercise any such rights to service the Purchased Assets, including contacting Mortgagors or Subservicers or taking possession of the related Records, or exercise Seller’s rights with respect to the Purchased Assets under the related servicing agreement. Upon the expiration of the servicing term or the termination or non-renewal of Seller as Servicer of the Purchased Assets pursuant to Section 43(a), or as otherwise provided hereunder, Seller shall transfer such servicing with respect to such Purchased Assets to Buyer or any successor Servicer designated by Buyer, at no cost or expense to Buyer. In addition, Seller shall provide to Buyer an Instruction Letter from Seller to the effect that upon the occurrence of an Event of Default, Buyer may terminate any Subservicer or Servicing Agreement and direct that collections with respect to the Loans be remitted in accordance with Buyer’s instructions. Seller agrees to cooperate with Buyer in connection with the transfer of servicing.
     (e) [Reserved].
     (f) Seller shall permit Buyer to inspect upon reasonable prior written notice at a mutually convenient time, Seller’s or its Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying Buyer that Seller or its Affiliate, as the case may be, has the ability to service the Loans as provided in this Agreement. In addition, with respect to any Subservicer which is not an Affiliate of Seller, Seller shall use its best efforts to enable Buyer to inspect the servicing facilities of such Subservicer.

44. PERIODIC DUE DILIGENCE REVIEW
     Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Assets, for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Program Document, or otherwise, and Seller agrees that upon reasonable (but no less than one (1) Business Day’s) prior notice to Seller (provided that upon the occurrence of a Default or an Event of Default, no such prior notice shall be required), Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Mortgage Files, the Records and any and all documents, records, agreements, instruments or information relating to such Assets in the possession, or under the control, of Seller and/or the Custodian. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files, the Servicing Files and any other document relating thereto and any other Purchased Asset sold to Buyer hereunder. Without limiting the generality of the foregoing, Seller acknowledges that Buyer shall purchase Assets from Seller based solely upon the information provided by Seller to Buyer in the Asset Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right, at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets, including, without limitation, ordering new credit reports, new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Assets. Buyer may underwrite such Assets itself or engage a third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Assets in the possession, or under the control, of Seller. In addition, Buyer has the right to perform continuing Due Diligence Reviews of Seller and its Affiliates, directors, and their respective Subsidiaries and the officers, employees and significant shareholders thereof. Seller and Buyer further agree that all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 44 shall be paid by Seller.
45. SET-OFF
     In addition to any rights and remedies of Buyer provided by this Agreement and by law, Buyer shall have the right, without prior notice to Seller or any of Seller’s Subsidiaries or Affiliates, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any Affiliate thereof to or for the credit or the account of Seller or any of Seller’s Subsidiaries or Affiliates (other than pursuant to any Securitization Indebtedness or the Revolving Credit Agreement or to the credit of an Asset Securitization Subsidiary or to the Guarantor in its capacity as Borrower under the Revolving Credit Agreement). Buyer may set-off cash, the proceeds of the liquidation of any Purchased Items and all other sums or obligations owed by Buyer or its Affiliates to Seller or any of Seller’s Subsidiaries or Affiliates

(other than pursuant to any Securitization Indebtedness or the Revolving Credit Agreement or owed to an Asset Securitization Subsidiary or to the Guarantor in its capacity as Borrower under the Revolving Credit Agreement) against any and all of Seller’s and any of Seller’s Subsidiary’s or Affiliate’s, obligations to Buyer or any of its Affiliates, whether under this Agreement or under any other agreement between the parties or between Seller or any of its Subsidiaries or Affiliates (other than an Asset Securitization Subsidiary or the Guarantor in its capacity as Borrower under the Revolving Credit Agreement) and Buyer or any Affiliate of Buyer (other than with respect to any Securitization Indebtedness or the Revolving Credit Agreement), or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s or its Affiliate’s right to recover any deficiency. Buyer agrees promptly to notify Seller after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.
46. COMMITTED FACILITY
     (a) If (i) an event described in Section 9(b)(viii) occurs, (ii) Seller shall not have previously agreed to pay to Buyer an increased Pricing Rate to cover Buyer’s increased costs arising out of or relating to or resulting from such event, and (iii) Buyer shall determine, solely based on such event and in its sole discretion, whether pursuant to such event being classified as a condition precedent to a Transaction or otherwise, to no longer enter into future Transactions, (x) Buyer shall remit to Seller the pro rata portion of the Renewal Commitment Fee paid by Seller for the portion of such term of the Repurchase Agreement during which Buyer shall have determined to no longer enter into future Transactions and (y) such date of determination shall be deemed the “Termination Date” for the purpose of calculating the Non-Utilization Fee at such time which shall be the final Non-Utilization Fee due and owing hereunder.
     (b) If an event described in Section 3(f) or 3(k) occurs and Seller shall determine, solely based on such event and in its sole discretion, to no longer enter into future Transactions as a result of such increased costs, (i) Buyer shall remit to Seller the pro rata portion of the Renewal Commitment Fee paid by Seller for the portion of such term of the Repurchase Agreement during which Seller shall have determined to no longer enter into future Transactions and (ii) such date of determination shall be deemed the “Termination Date” for the purpose of calculating the Non-Utilization Fee at such time which shall be the final Non-Utilization Fee due and owing hereunder.
47. AMENDMENT AND RESTATEMENT OF ORIGINAL REPURCHASE AGREEMENT; NO NOVATION
     (a) Reserved.
     (b) As of the date first written above, the terms and provisions of the Original Repurchase Agreement as amended and restated shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement.
     (c) Notwithstanding the amendment and restatement of the Original Repurchase Agreement by this Agreement, any amounts owing to the Buyer under the Original Repurchase

Agreement whether on account of Transactions or otherwise which remain outstanding as of the date hereof, shall constitute Obligations owing hereunder. This Agreement is given in substitution for the Original Repurchase Agreement, and not as payment of the obligations of the Seller thereunder, and is in no way intended to constitute a novation of the Original Repurchase Agreement.
     (d) Upon the effectiveness of this Agreement on the date first written above, unless the context otherwise requires, each reference to the Original Repurchase Agreement in any of the Program Documents and in each document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Agreement. Except as expressly modified as of the date hereof, all of the other Program Documents shall remain in full force and effect and are hereby ratified and confirmed.
48. ENTIRE AGREEMENT
     This Agreement and the other Program Documents embody the entire agreement and understanding of the parties hereto and thereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party hereto.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.
PHH MORTGAGE CORPORATION, a New Jersey corporation,
as Seller

By:	/s/ Mark E. Johnson

Name: Mark E. Johnson
Title: Senior Vice President and Treasurer
Address for Notices:
1 Mortgage Way
Mail Stop PCLG
Mt. Laurel, New Jersey 08054
Attention: Mark Johnson
Telecopier No.: (856) 917-0107
Telephone No.: (856) 917-0813
with a copy to:
3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
Attention: General Counsel
Fax Number: 856-917-7295
E-mail: legalnotice@phhmail.com
and:
Sonnenschein Nath & Rosenthal LLP
Two World Financial Center
New York, NY 10281
Attention: E. Lee Smith
Phone Number: 212-768-6938
Fax Number: 212-768-6800
THE ROYAL BANK OF SCOTLAND, PLC
as Buyer and Agent, as applicable
By: RBS Securities Inc., its Agent

By:	/s/ Regina Abayev

Name: Regina Abayev
Title: Vice President
Signature Page to Second Amended and Restated Master Repurchase Agreement

Address for Notices:
c/o The Royal Bank of Scotland plc
600 Washington Blvd.
Stamford, Connecticut 06901
Attention: James Esposito/Legal
Telephone No.: (203) 897-6072
Telecopier No.: (203) 873-4072
with copies to:
Matthew Shepherd/Mortgage Operations
Telephone No.: (203) 897-2049
Telecopier No.: (203) 873-3308
James Raezer
Telephone: (203) 897-6030
Telecopier: (203) 873-5072
Regina Abayev
Telephone (310) 750-2075
Telecopier: (203) 873-5072
Signature Page to Second Amended and Restated Master Repurchase Agreement